Exhibit 96

Technical Report Summary 2021

Spor Mountain Mine
Delta, Utah

Prepared for:

MATERION

Materion Natural Resources
6070 Parkland Blvd.
Mayfield Heights, OH 44124

Effective Date: 31 December 2021

Report Date: 3 February, 2022

Prepared by:

GUSTAVSON ASSOCIATES
GEOLOGISTS · ENGINEERS · ECONOMISTS · APPRAISERS

200 Union Boulevard, Suite 440.
Lakewood, CO 80228

Qualified Persons:

Donald E. Hulse, P.E., SME-RM

Christopher Emanuel, SME-RM

Sarah K. Milne, P.E., SME-RM

Materion Natural Resources i
Spor Mountain Mine S-K 1300 Preliminary Economic Assessment

1 Summary (Item 1)

Materion Natural Resources Corporation. ("Materion") retained Gustavson Associates LLC. ("Gustavson") to prepare this Technical Report Summary (TRS) for the Spor Mountain Mine (MSHA Mine ID# 4200706) owned by Materion. This TRS provides technical information to support the estimates of Mineral Resources and Mineral Reserves for the Spor Mountain Mine. The content of this TRS is based on SEC standards for reporting of resources and reserves 17 CFR Part 229.1300 (SK-1300).

1.1 Property Description and Location

The Spor Mountain Mining Properties are in Juab County, Utah, west of the Thomas Mountain Range. It is approximately 47 miles northwest of the Spor Mountain Mill, which is 11.5 miles northeast of Delta, Utah, in Millard County.

1.2 Ownership

The land surface of the mining areas, over 7400 acres, or 11.6 square miles, is owned by Materion. A summary of the holdings can be found in Table 3-1. The mineral rights, exclusive of oil and gas, are held by Materion and the State of Utah through the School and Institutional Trust Lands Administration (TLA). TLA beryllium rights are leased by Materion. Several former owners are paid royalties as part of legacy agreements.

1.3 Geology and Mineralization

The Spor Mountain district is situated on the western margin of the Thomas caldera. The western margin of the caldera, marked by a narrow zone of faults and landslide breccias, is located at the east side of Spor Mountain. Beginning in early Miocene time, normal faulting cut both Paleozoic rocks and Tertiary volcanic rocks, producing the fault-block structure and topography typical of basin-and-range systems. Tertiary volcanic rocks of the Spor Mountain Formation consist of two members, the vitric tuff and an overlying porphyritic rhyolite.

Beryllium is concentrated in the upper part of the beryllium tuff member of the Spor Mountain Formation. Beryllium ore bodies are from 5 to 10 feet (1.5-3 m) thick and extend as much as 2 miles (4 km) along strike. The tuff hosts disseminated bertrandite. The bertrandite is submicroscopic, disseminated in the tuff, and may be concentrated in fluorite nodules.

1.4 Exploration Status

The Spor Mountain Mine has been in production since 1968. Over the years, seven different mining areas have been identified. Development drilling on all areas was completed in 2000. This drilling was done on a 100-foot grid spacing and catalogued for use in geologic interpretation, modeling, estimating, and scheduling. Drilling was performed using Reverse Circulation (RC) drills and samples were analyzed using a laboratory berylometer. Samples were collected by a drill mounted sampler.

1.5 Development and Operations

Overburden blasting and removal are performed by a contractor. Any topsoil, or suitable surficial material, are removed and reserved for future reclamation. Rhyolite waste material is blasted and then moved with truck and shovel, while alluvium and tuff do not need to be blasted and can be removed with scrapers.

After the removal of the initial overburden, secondary drilling on 25-foot centers yields a detailed grade control model that is then used in the mining process. Materion performs the secondary

Gustavson Associates, LLC February 3, 2022
Materion_SporMtn_20220215-Final.docx

Materion Natural Resources ii
Spor Mountain Mine S-K 1300 Preliminary Economic Assessment

stripping, which may be done with dozers, excavators, or scrapers. Ore is mined by Materion crews using the same equipment and grade control continues to be monitored with a field Berylometer. All ore material is spread into stockpiles, which are then drilled for final analysis prior to shipment to the mill.

1.6 Mineral Resource Estimate

Each deposit had a boundary limit around the drilling based on the drill spacing and the deposit variography. A grid model was estimated using Minex software's grid estimation/growth algorithm. Gustavson used a more traditional Ordinary Kriging (OK) estimator for the upper and lower surfaces of the ore zone and replicated the Minex estimate.

The Mineral Resource is classified based on the drill spacing and a variography study of the deposits performed by Geovia (Drillhole Spacing Study in Minex, Geovia 2015). Mineral resources are exclusive of Mineral Reserves and include all estimated resources outside of the pit limits used for reserve definition. The regularly spaced development drilling does not project far downdip, and resources estimated are judged to be potentially economic.

Mineral Resources for Spor Mountain are shown Table 1-1. An operating cut-off of 0.3% BeO is used for operational planning and for resource reporting.

Table 1-1: Spor Mountain Mineral Resource Estimate (Exclusive of Mineral Reserves)

Location	Indicated Mineral Resources		Inferred Mineral Resources	
	Tons (dry)	% BeO	Tons (dry)	% BeO
Blue Chalk North	826	0.568		
Blue Chalk South	17,079	0.285		
Section #16	72,909	0.358		
West Group	245,058	0.328		
Fluro	358,408	0.392		
South Roadside	-	-		
Rainbow	350,584	0.278		
Monitor	148,725	0.392		
South Wind	193,320	0.364		
Sigma Emma	31,018	0.440		
Camp	22,329	0.700		
T.B.C. East Group	64,160	0.375		
Robyn Anaconda			1,813,100	0.009
South Wind Anaconda			816,700	0.011
Total	1,504,416	0.354	2,629,800	0.010

1.7 Mineral Reserve Estimate

Gridded drilling results are used to create optimized pit boundaries using a modified Lerchs-Grossman algorithm. The parameters for this algorithm are customized for each individual trend, using the appropriate economic and geotechnical parameters. Materion uses these pit

Gustavson Associates, LLC February 3, 2022
Materion_SporMtn_20220215-Final.docx

Materion Natural Resources iii
Spor Mountain Mine S-K 1300 Preliminary Economic Assessment

boundaries as well as the boundaries for Measured and Indicated to delineate Proven and Probable Mineral Reserves.

Operating costs and physical parameters of the ore and waste are assigned by mining area. These parameters are presented in Table 12-1 and Table 12-2. Ore in-pit and within the Measured boundary is considered Proven. Ore in-pit and within the Indicated boundary is considered Probable.

Mineral Reserves are shown in Table 1-2.

Table 1-2: Spor Mountain Estimated Mineral Reserve

Location	Proven Mineral Reserves		Probable Mineral Reserves		Total Mineral Reserves	
	Tons (dry)	% BeO	Tons (dry)	% BeO	Tons (dry)	% BeO
Blue Chalk North	191,017	0.566	9,959	0.604	200,976	0.568
Blue Chalk South	528,030	0.603	17,578	0.686	545,608	0.606
Section #16	1,109,567	0.539	160,543	0.590	1,270,110	0.546
West Group	925,048	0.663	160,789	0.781	1,085,837	0.683
Fluro	1,955,709	0.747	50,631	0.825	2,006,340	0.749
South Roadside	14,668	0.587	-	-	14,668	0.587
Rainbow	694,262	0.830	-	-	694,262	0.830
Rainbow PH2 LMU 2 STKPL 5	60,137	0.923			60,137	0.923
Rainbow PH2 LMU 2 Zone 6	54,500	0.849			54,500	0.849
Monitor	776,199	0.736	268,979	0.844	1,045,178	0.767
South Wind	717,464	0.676	47,158	0.995	764,623	0.704
Sigma Emma	409,946	0.600	83,154	0.633	493,100	0.606
Camp	279,535	0.603	115,628	0.536	395,163	0.585
T.B.C. East Group	22,541	0.423	47,709	0.434	70,250	0.431
Total	7,738,623	0.680	962,127	0.717	8,700,751	0.684

1.8 Operations

The mine is operating about 160 days per year and the Plant is operating at 50% capacity. The production rate is set to meet the manufacturing and sales needs of the parent company. Beryllium materials sales contracts with both the government and private industrial customers are used to forecast the 12–18-month demand outlook, and which is then projected into a longer term plan.

Materion contracts the overburden stripping with W. W. Clyde and maintains a fleet of dozers and scrapers for ore production to a stockpile. Front loaders and haul trucks are used to transport the ore to the mill.

1.9 Economic Analysis

An after tax, discounted cash flow model was developed to assess the economic performance of Spor Mountain. This analysis is not a portrayal of the mine's internal economic analysis, but of Gustavson's confirmation that the internal numbers reviewed were viable and defensible. This

Gustavson Associates, LLC
February 3, 2022
Materion_SporMtn_20220215-Final.docx

Materion Natural Resources iv Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx analysis relies on the mining schedule, capital and operating costs, and recovery parameters discussed in the previous sections of the report. The model assumes 100% equity funding, a 5% discount rate, and a beryllium price of $190/lb. Results of the analysis confirmed that viability of Materion’s internal numbers. 1.10 Conclusions and Recommendations 1.10.1 Results Materion’s Spor Mountain Mine and Mill have been in steady operations for over 50 years. The company has done a thorough job of drilling and characterizing the deposit and its limits. Materion has both currently sufficient facilities and equipment and future planning to continue its production. The reserves as Materion have defined them appear to be viable to mine at a profitable margin for decades in the future. 1.10.2 Significant Risks and Uncertainties Exploration The deposits are well drilled, both in extent and density. Were cost margins to become significantly more favorable to mining it might be worth drilling and defining more deeply laying mineralized margins of the deposit. Mineral Resource and Reserve Estimates Materion has produced repeatable and defensible estimates of their reserve and resource. Given their long history of production reconciliation, their current estimates are appropriate. Metallurgy and Processing The Spor Mountain plant has been in operation for over 50 years. Over those years the ore blending, reagents, temperatures and other process variables have been tuned for optimal recovery. While there is potential for increased yield in the plant’s future, Materion’s historical knowledge of both its raw ore materials and its processing results is extensive enough that there are not significant risks. Projected Economic Outcomes Spor Mountain is the world’s largest producer of Beryllium. The bertrandite ore reserves are extensive and are rare in the world, bearing a unique value. Were additional sources of the metal to be found and developed elsewhere, it is unlikely they would endanger this operation. Materion’s previous investments, integrated supply chain, client relationships, and historic success make it likely that their deposit is likely more competitive than its current or potential competitors. 1.10.3 Recommendations Based on Gustavson’s review we make the following recommendations for Materion’s operations: • Adding a position for a geologist for mapping, modeling, geotechnical review, and ore control and to assist with planning. • Develop a preliminary study on potential economic impact of changing their stripping operations to a continuous, steady-state, basis in the future. Based on the results, a decision would be made to proceed with a full feasibility study or maintain the status quo. Estimated costs are shown in Materion Natural Resources I Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx Table of Contents 1 SUMMARY (ITEM 1)............................................................................................................ I 1.1 Property Description and Location ........................................................................... i 1.2 Ownership ................................................................................................................. i 1.3 Geology and Mineralization ...................................................................................... i 1.4 Exploration Status ..................................................................................................... i 1.5 Development and Operations ................................................................................... i 1.6 Mineral Resource Estimate...................................................................................... ii 1.7 Mineral Reserve Estimate........................................................................................ ii 1.8 Operations ............................................................................................................... iii 1.9 Economic Analysis .................................................................................................. iii 1.10 Conclusions and Recommendations ...................................................................... iv 1.10.1 Results ..................................................................................................... iv 1.10.2 Significant Risks and Uncertainties ......................................................... iv 1.10.3 Recommendations ................................................................................... iv 2 INTRODUCTION (ITEM 2) .............................................................................................. 2-1 2.1 Registrant for which the Report is Prepared ....................................................... 2-1 2.2 Terms of Reference and Purpose of the Report ................................................. 2-1 2.3 Sources of Information ......................................................................................... 2-1 2.4 Details of Inspection............................................................................................. 2-2 2.5 Previous Reports on Project ................................................................................ 2-2 3 PROPERTY DESCRIPTION AND LOCATION (ITEM 3) ............................................... 3-3 3.1 Property Description and Location ...................................................................... 3-3 3.2 Areas of the Property and Mineral Titles, Claims, Rights, Leases and Options . 3-4 3.3 Mineral Rights ...................................................................................................... 3-5 3.4 Encumbrances, Environmental Liabilities, and Permitting .................................. 3-5 3.5 Other Significant Factors and Risks .................................................................... 3-5 3.6 Royalties and Agreements................................................................................... 3-5 4 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY (ITEM 4) ......................................................................................................... 4-1 4.1 Topography, Elevation, and Vegetation .............................................................. 4-1 4.2 Accessibility and Transportation to the Property ................................................. 4-1 4.3 Climate and Length of Operating Season ........................................................... 4-1 4.4 Infrastructure Availability and Sources ................................................................ 4-2 4.4.1 Water ..................................................................................................... 4-3 4.4.2 Power .................................................................................................... 4-3 4.4.3 Mining Personnel .................................................................................. 4-3 4.4.4 Supplies ................................................................................................ 4-3 5 HISTORY (ITEM 5) .......................................................................................................... 5-1 5.1 Previous Operations ............................................................................................ 5-1 5.2 Past Exploration and Development Results ........................................................ 5-1 6 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT (ITEM 6) ...................... 6-1 6.1 Regional, Local, Property Geology, and Significant Mineralized Zones ............. 6-1 6.2 Deposit Types ...................................................................................................... 6-1 6.3 Stratigraphy .......................................................................................................... 6-2 7 EXPLORATION (ITEM 7) ................................................................................................ 7-1 7.1 Surveys and Investigations .................................................................................. 7-1 7.1.1 Procedures and Parameters ................................................................. 7-1 Materion Natural Resources II Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 7.2 Drilling Exploration ............................................................................................... 7-1 7.2.1 Type, Extent and Procedures of Drilling ............................................... 7-1 7.2.2 Sampling Quality and Reliability ........................................................... 7-1 7.2.3 Significant Results and Interpretation ................................................... 7-1 7.3 Hydrogeology ....................................................................................................... 7-2 7.4 Geotechnical Data, Testing, and Analysis .......................................................... 7-3 7.4.1 Sampling Methods ................................................................................ 7-3 7.5 Drillhole and Sample Location Map ..................................................................... 7-4 8 SAMPLE PREPARATION, ANALYSIS AND SECURITY (ITEM 8) ................................ 8-1 8.1 Methods, Splitting and Reduction, and Security Measures ................................ 8-1 8.2 Sample Preparation, Assaying, and Analytical Procedures ................................ 8-1 8.2.1 Laboratories .......................................................................................... 8-1 8.3 Results and QC Procedures ................................................................................ 8-1 8.4 QA Actions ........................................................................................................... 8-1 8.5 Opinion on Adequacy .......................................................................................... 8-1 9 DATA VERIFICATION (ITEM 9) ...................................................................................... 9-1 9.1 Procedures ........................................................................................................... 9-1 10 MINERAL PROCESSING AND METALLURGICAL TESTING (ITEM 10) ................... 10-1 10.1 Testing and Procedures ..................................................................................... 10-1 10.2 Sample Representativeness .............................................................................. 10-1 10.3 Laboratories ....................................................................................................... 10-1 10.4 Relevant Results ................................................................................................ 10-1 10.5 Data Adequacy .................................................................................................. 10-2 11 MINERAL RESOURCE ESTIMATE (ITEM 11) ............................................................. 11-1 11.1 Assumptions, Parameters, and Methods .......................................................... 11-1 11.1.1 Blue Chalk ........................................................................................... 11-1 11.1.2 Fluro .................................................................................................... 11-2 11.1.3 Monitor ................................................................................................ 11-3 11.1.4 Rainbow .............................................................................................. 11-4 11.1.5 South Wind .......................................................................................... 11-5 11.2 Audit by Gustavson ............................................................................................ 11-5 11.3 Mineral Resources ............................................................................................. 11-6 11.4 Basis for Estimate .............................................................................................. 11-6 11.4.1 Cut-off grades ..................................................................................... 11-6 11.4.2 Commodity Prices ............................................................................... 11-6 11.5 Classification and Criteria .................................................................................. 11-7 11.6 Uncertainty ......................................................................................................... 11-7 12 MINERAL RESERVE ESTIMATE (ITEM 12) ................................................................ 12-1 12.1 Assumptions, Parameters and Methods ........................................................... 12-1 12.2 Mineral Reserves ............................................................................................... 12-1 12.3 Basis for Estimate .............................................................................................. 12-2 12.3.1 Cut-off grades ..................................................................................... 12-2 12.3.2 Commodity Prices ............................................................................... 12-2 12.4 Classification and Criteria .................................................................................. 12-2 13 MINING METHODS (ITEM 13) ...................................................................................... 13-3 13.1 Geotechnical, Hydrogeological, and Relevant Parameters .............................. 13-3 13.2 Production Rates, Mine Life, Unit Dimensions and Dilution ............................. 13-3 13.3 Development Requirements .............................................................................. 13-3 13.4 Mining Fleet and Requirements ......................................................................... 13-4 Materion Natural Resources III Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 13.4.1 Materion Current Mining Fleet ............................................................ 13-4 13.4.2 Pre-Stripping Contractor Current Fleet ............................................... 13-4 13.5 Map of Final Mine Outline .................................................................................. 13-5 14 RECOVERY METHODS (ITEM 14) .............................................................................. 14-1 14.1 Description or Flowsheet of Plant ...................................................................... 14-1 14.1.1 Crushing & Grinding............................................................................ 14-1 14.1.2 Leach................................................................................................... 14-2 14.1.3 Counter- Current Decantation (CCD) ................................................. 14-2 14.1.4 Solvent Extraction ............................................................................... 14-2 14.1.5 Hydrolysis & Filtration ......................................................................... 14-2 14.2 Plant Design and Equipment Characteristics .................................................... 14-2 14.3 Energy, Water, Material, and Personnel Requirements ................................... 14-3 14.4 Justification for Non-Standard Processing Methods ......................................... 14-3 15 PROJECT INFRASTRUCTURE (ITEM 15) .................................................................. 15-1 15.1 Roads ................................................................................................................. 15-1 15.2 Rail ..................................................................................................................... 15-1 15.3 Dumps ................................................................................................................ 15-1 15.4 Tailings Disposal ................................................................................................ 15-1 15.5 Power ................................................................................................................. 15-1 15.6 Water .................................................................................................................. 15-1 16 MARKET STUDIES AND CONTRACTS (ITEM 16) ..................................................... 16-1 16.1 Markets .............................................................................................................. 16-1 16.2 Contracts and Status ......................................................................................... 16-1 17 ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT (ITEM 17) ................................................................................................................................... 17-2 17.1 Environmental Study Results ............................................................................ 17-2 17.2 Operating and Post Closure Requirements and Plans ..................................... 17-2 17.3 Required Permits and Status ............................................................................. 17-3 17.3.1 Post-Performance or Reclamations Bonds ........................................ 17-3 17.4 Social and Community ....................................................................................... 17-4 17.5 Mine Closure ...................................................................................................... 17-4 17.6 Adequacy of Plans ............................................................................................. 17-5 17.7 Commitments to Local Procurement or Hiring .................................................. 17-5 18 CAPITAL AND OPERATING COSTS (ITEM 18) .......................................................... 18-1 18.1 Capital and Operating Cost Estimates .............................................................. 18-1 18.1.1 Basis for Capital Cost Estimates ........................................................ 18-1 18.1.2 Basis for Operating Cost Estimates ................................................... 18-3 18.1.3 Mine Operating Costs ......................................................................... 18-3 18.1.4 Process Operating Cost ...................................................................... 18-6 18.1.5 Site G&A Costs ................................................................................... 18-8 18.2 Risk Review ....................................................................................................... 18-9 19 ECONOMIC ANALYSIS (ITEM 22) ............................................................................... 19-1 19.1 Principal Assumptions ....................................................................................... 19-1 19.1.1 Model Parameters ............................................................................... 19-1 19.1.2 Taxes, Royalties, Depreciation, and Depletion .................................. 19-1 19.2 Cashflow Forecasts and Annual Production Forecasts .................................... 19-2 19.2.1 Production Schedule ........................................................................... 19-2 19.2.2 Discounted Cashflow Model ............................................................... 19-2 19.3 Sensitivity Analysis ............................................................................................ 19-2

Materion Natural Resources IV Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 20 ADJACENT PROPERTIES (ITEM 20) .......................................................................... 20-1 20.1 Public Disclosure by Owner/Operator ............................................................... 20-1 21 OTHER RELEVANT DATA AND INFORMATION (ITEM 21) ....................................... 21-1 22 INTERPRETATION AND CONCLUSIONS (ITEM 22) .................................................. 22-1 22.1 Results ............................................................................................................... 22-1 22.2 Significant Risks and Uncertainties ................................................................... 22-1 22.2.1 Exploration .......................................................................................... 22-1 22.2.2 Mineral Resource and Reserve Estimates ......................................... 22-1 22.2.3 Metallurgy and Processing ................................................................. 22-1 22.2.4 Projected Economic Outcomes .......................................................... 22-1 23 RECOMMENDATIONS (ITEM 23) ................................................................................ 23-1 24 REFERENCES (ITEM 24) ............................................................................................. 24-1 25 RELIANCE ON INFORMATION PROVIDED BY REGISTRANT (ITEM 25) ................ 25-1 26 GLOSSARY ................................................................................................................... 26-2 26.1 Mineral Resources ............................................................................................. 26-2 26.2 Mineral Reserves ............................................................................................... 26-2 26.3 Glossary ............................................................................................................. 26-3 26.4 Definition of Terms ............................................................................................. 26-4 List of Tables Table 1-1: Spor Mountain Mineral Resource Estimate (Exclusive of Mineral Reserves) ............... ii Table 1-2: Spor Mountain Estimated Mineral Reserve .................................................................. iii Table 3-1: Spor Mountain Mining Properties ............................................................................... 3-4 Table 4-1: Monthly Normal Temperatures and Precipitation in Delta, Utah (NOAA) ................. 4-2 Table 7-1: Drillholes by Deposit ................................................................................................... 7-2 Table 10-1: Historical Mill Recovery Testing ............................................................................. 10-1 Table 11-1: Borehole Spacing (ft) for Reserve Classifications ................................................. 11-1 Table 11-2: Spor Mountain Resources ...................................................................................... 11-6 Table 12-1: Optimization Physical Parameters by Area ........................................................... 12-1 Table 12-2: Spor Mountain Reserves ........................................................................................ 12-2 Table 17-1: Bonding Calculations.............................................................................................. 17-4 Table 18-1: Mining Mobile Equipment Capital .......................................................................... 18-2 Table 18-2: Project Capital Costs .............................................................................................. 18-3 Table 18-3: Project Operating Costs ......................................................................................... 18-3 Table 18-4: Mine Operating Costs............................................................................................. 18-4 Table 18-5: Loading and Hauling OPEX ................................................................................... 18-4 Table 18-6: Drilling and Blasting OPEX .................................................................................... 18-5 Table 18-7: Mine Support OPEX ............................................................................................... 18-5 Table 18-8: Mine Maintenance OPEX ....................................................................................... 18-6 Materion Natural Resources V Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx Table 18-9: Mine G&A OPEX .................................................................................................... 18-6 Table 18-10: Process Operating Costs ..................................................................................... 18-6 Table 18-11: Process Plant OPEX ............................................................................................ 18-7 Table 18-12: Laboratory OPEX ................................................................................................. 18-8 Table 18-13: Site G&A OPEX .................................................................................................... 18-8 Table 19-1: Economic Model Parameters ................................................................................. 19-1 Table 23-1: Recommended Work Programs ............................................................................. 23-1 Table 26-1: Glossary.................................................................................................................. 26-3 Table 26-2: Abbreviations ......................................................................................................... 26-4 List of Figures Figure 3-1: Spor Mountain Mine and Mill Locations .................................................................... 3-3 Figure 3-2: Spor Mountain Mine Site Aerial View ....................................................................... 3-4 Figure 4-1: Monthly Normal Temperatures and Precipitation in Delta, Utah (NOAA) ................ 4-2 Figure 6-1: Structural Cross Section (Source: Lindsey, 2001) ................................................... 6-2 Figure 6-2: Spor Mountain Area Stratigraphy ............................................................................. 6-3 Figure 7-1 - Drilling Map Including Parts of Ranges 12 and 13 West and Townships 12 and 13 South ................................................................................................................................ 7-4 Figure 11-1: Blue Chalk Area Drillholes and Reserve Boundary .............................................. 11-2 Figure 11-2: Blue Chalk Modeled Cross Section ...................................................................... 11-2 Figure 11-3: Fluro Area Drillholes and Reserve Boundary ....................................................... 11-3 Figure 11-4: Monitor Area Drillholes and Reserve Boundary ................................................... 11-4 Figure 11-5: Rainbow Area Drillholes and Reserve Boundary ................................................. 11-4 Figure 11-6:Southwind Area Drillholes and Reserve Boundary ............................................... 11-5 Figure 13-1: Final Mine Outline ................................................................................................. 13-5 Figure 14-1: Block Process Flow Diagram ................................................................................ 14-1 Figure 19-1: Sensitivity on NPV at 10% Discount ..................................................................... 19-2 List of Appendices Appendix A Mine Production Schedule Appendix B Discounted Cashflow Model Materion Natural Resources 2-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 2 Introduction (Item 2) 2.1 Registrant for which the Report is Prepared Materion Natural Resources Corporation, a subsidiary of Materion Corporation. (“Materion”) retained Gustavson Associates LLC (“Gustavson”) to prepare this SK-1300 Technical Report Summary (TRS) for the Spor Mountain Mine (MSHA Mine ID# 4200706) owned by Materion. No previous SK-1300 reports have been prepared for this property. The purpose of this TRS is to bring Materion into compliance with the new SEC reporting requirements that came into effect in 2021. 2.2 Terms of Reference and Purpose of the Report This TRS provides technical information to support the estimates of Mineral Resources and Mineral Reserves for the Spor Mountain Mine. The content of this TRS is based on SEC standards for reporting of resources and reserves 17 CFR Part 229.1300 (SK-1300). The estimation and reporting of Mineral Resources and Mineral Reserves herein is in conformance with Materion standards and international mining best practices. Unless otherwise indicated, all values are reported in US currency and in the imperial system. 2.3 Sources of Information This TR is based on data provided by Materion’s Spor Mountain technical personnel and Gustavson’s estimates and observations, including the following: • Gustavson’s Technical Audit, including recreation of Geologic and Block Models and MRMR estimates. • Materion’s Mining and Reclamation Plan (M/012/0003 – dated 12/31/13) • Materion’s Undiluted Ore Reserve Estimation ~ December 31, 2019 (Dated 1/14/20) • Materion’s Undiluted Ore Reserve Estimation ~ December 31, 2021 • Drillhole Spacing Study in Minex Report (Dated 4/11/15) • Topaz Mining Property, Descriptions of Individual Ore Deposits (Dated 11/13/13) • Rainbow Pit Strength And Fracture Summaries (Dated 12/14/98) • Materion’s Mine Pit Production History (through 2019, xls) • Long Range Summary_2017 (xlsx) • 2020 Model Reconciliation (xlsx) • 2020 Permits List • Delta Mill Process Map • Mill Flow Sheet • Process Descriptions provided by Materion • Materion Mill Standard Operating Procedure documents Materion Natural Resources 2-2 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 2.4 Details of Inspection Gustavson’s technical personnel, Mr. Hulse and Ms. Milne performed a site visit to Materion’s Spor Mountain Mine and Delta Mill on May 25 and 26, 2021. Gustavson’s personnel responsible for the content of this report include: • Donald E. Hulse, P.E., Vice President Mining – Gustavson Associates. Mr. Hulse was responsible for Geology, Resources, and Processing and for preparation of Sections 5, 6, 7, 8, 9, 10, 11, and 13 and including parts of Sections 1, 2, 15, 16, 17, 18, 21, and 22. Mr. Hulse served as Project manager and has overall responsibility for the content of this TRS. • Sarah Milne, Senior Mining Engineer, Gustavson Associates. Ms. Milne was responsible for Mining, Market Studies, and Environmental, and for preparation of Sections 2, 3, 4, 12, 14, 15, 16, 17, 18, and 19 including parts of Sections 1, 5, 6, 7, 8, 9, 21, and 22. • Christopher Emanuel, Senior Mining Engineer, did not visit the project but was responsible for Operating and Capital Cost Review, and for analysis and review of Sections 18 and 19. 2.5 Previous Reports on Project • Materion’s Undiluted Ore Reserve Estimation ~ December 31, 2019 (Dated 1/14/20) • Materion’s Undiluted Ore Reserve Estimation ~ December 31, 2021

Materion Natural Resources
Spor Mountain Mine
3-3
S-K 1300 Preliminary Economic Assessment

3 Property Description and Location (Item 3)

3.1 Property Description and Location

The Spor Mountain Mining Properties are in Juab County, Utah, west of the Thomas Mountain Range. It is approximately 47 miles northwest of the Spor Mountain Mill which is 11.5 miles northeast of Delta, Utah, in Millard County. The mining properties encompass a total area of 7,443.5 acres. Access to the site is provided by State Highway 174 west from U.S. Highway 6. The Mine's offices are central to the property and are located at 310,343.58m E and 4,398,007.48m N of Section 12S Standard UTM, or 39° 42' 39.13" N and 113° 12' 44.80" W in geographic coordinates. The elevation of the offices is 4,880 feet above sea level (1487masl). Figure 3-1 shows the location of the Spor Mountain Mine and mill in Utah. Figure 3-2 shows the layout of the mine and the various pits on the site.


Salt Lake City
Spor Mountain Mine
Spor Mountain Mill
Delta
Utah
Moab
St. George
Image Landsat / Copernicus

Figure 3-1: Spor Mountain Mine and Mill Locations

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Figure 3-2: Spor Mountain Mine Site Aerial View

3.2 Areas of the Property and Mineral Titles, Claims, Rights, Leases and Options

The land surface of the mining areas, over 7400 acres, or 11.6 square miles, is owned by Materion. A summary of the holdings can be found in Table 3-1.

Table 3-1: Spor Mountain Mining Properties

Township 12 South, Range 12 West, SLB&M		
Section 31	All	626.670 acres
School Section 32	All	640.000 acres
Township 12 South, Range 13 West, SLB&M		
School Section 36	All	640.000 acres
Township 13 South, Range 12 West, SLB&M		
Section 4	Lots 3 & 4, S½, S½NW¼	479.740 acres
Section 5	All	639.680 acres
Section 6	All	626.400 acres
Section 7	Lots 1-6, E½W½,W½E½,NE¼NE¼, SE¼SE	617.409 acres
Section 8	Lots 1-4, E½, N½NW¼,SE¼NW¼	523.715 acres
Section 9	Lots 1 & 2, N½, SW¼, W½SE¼	639.998 acres
Section 15	W½	320.000 acres
School Section 16	All	640.000 acres
Section 17	Lots 1-4, NE¼NE¼, S½NE¼	268.508 acres
Section 18	Lot 1, N½NE¼, NE¼NW¼	156.620 acres
Sections 7, 8 & 17	Tract 38	12.803 acres
Township 13 South, Range 13 West, SLB&M		
Section 1	Lots 1-6, 8, 10, 13, S½N½	457.880 acres
Section 12	Lots 1, 4, 5, 8	154.060 acres
Total Acres		**7,443.483 acres**

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3.3 Mineral Rights

The mineral rights, excepting oil and gas, for this property are held by Materion and the State of Utah through the School and Institutional Trust Lands Administration (TLA). TLA beryllium rights are leased by Materion. Several former owners are paid royalties as part of legacy agreements.

3.4 Encumbrances, Environmental Liabilities, and Permitting

The mine and mill are regulated by several state and federal organizations in matters related to air, water, land, and reclamation. Materion maintains the following permits and regulatory programs:

- SWPPP and SPCC for the mine
- UPDES General Multi-Sector Permit for Stormwater Discharge permit through Utah Division of Water Quality (UDWQ)
- Discharge Permit (for Mill to discharge process solid and liquid waste to Tailings Storage Facility, including the new expansion area for tailings)
- Class IIIb Landfill Permit (for beryllium contaminated non-hazardous industrial waste to be disposed on site)
- NESHAP (for hazardous air pollutants, i.e., Beryllium)
- Title V Operating permit (for the mill), renewed in 2020
- Annual Utah Emissions Inventory Reporting under R307-150-1(3)
- DWMRC letter (solid waste management)
- Waste treatability studies under UAC R325-261-4(f)
- Reporting under 40 CFR 265 (classified as very small quantity generator, audited on 5-year basis by the state of Utah)

At present the mine is under a $2.5M surety bond for the mine and a $90k surety bond for the mill's landfill. No bonding is currently required for the mill and ponds.

3.5 Other Significant Factors and Risks

The mine is a continuing profitable operation. The demand for beryllium and for components manufactured of beryllium alloys has been stable for some time. The mine and mill are able to make changes up and down in production based on demand with minimal economic impact. There are no other risks seen at this time.

3.6 Royalties and Agreements

Materion has royalty agreements with SITLA, CNX Land Resources Inc., and PCC Technical Industries (pg. 24 of MRP).

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4 Accessibility, Climate, Local Resources, Infrastructure and Physiography (Item 4)

The project is near Delta, Utah and easily accessed via paved state highways. Climate and vegetation are typical of western US high desert. As the mine has been in production for about 50 years, the supply chain, human resources, and overall operating infrastructure are well developed.

4.1 Topography, Elevation, and Vegetation

The Materion's Mining and Reclamation Plan (MRP) describes the area as such:

> "The mine is located on the upper alluvial fans and low foothills of the west flank of Spor Mountain. Elevations range from 4,400 to 5,300 feet" (MRP pg. ES-3).
>
> "Vegetation is of the cold desert biome. Two desert shrub communities occupy the properties; the hill community has a grass understory and is located on the shallow stony loam soils, while the shrub community on the alluvial soils has a mixed grass-forb understory. Undisturbed areas are generally dominated by black sagebrush (Artemisia nova), snakeweed (Gutierrezia sarothrae), shadscale (Artemisia confertifolia), and spiny horsebrush (Tetradymia spinosa). Common grasses include galleta grass (Hilaria jamesii), cheatgrass (Brous tectorum), and Indian ricegrass (Stipa hymenoides). Total ground cover varies from 24% on the alluvial slope community to 37% on the hill community" (MRP pg.16).

4.2 Accessibility and Transportation to the Property

The site is accessible by vehicle on Utah State Highway 174. It is about a one hour from Delta, Utah, or a 2-hour-45-minute drive from Salt Lake City, Utah, which has the nearest large commercial airport. There are several county roads that traverse the property and provide access. All routes are marked with signage prohibiting public access without Materion permission and escort.

4.3 Climate and Length of Operating Season

The climate of the region of Utah in which the mine is located is considered arid to semi-arid, with hot summers and cold winters. The elevation dictates that the diurnal temperature variation is relatively high, which temperatures falling significantly after sunset. The closest town, Delta, has reported averages between 26°F and 75°F through the year. It experiences highs up to 95°F in the summer, and lows down to 12°F in the winter. Annual precipitation is 8.61 inches (source: NOAA normals). The conditions are suitable for a year-round operating season.

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100
80
60
40
20
0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

Figure 4-1: Monthly Normal Temperatures and Precipitation in Delta, Utah (NOAA)

Table 4-1: Monthly Normal Temperatures and Precipitation in Delta, Utah (NOAA)

MONTH	PRECIP (IN)	MIN TMP (°F)	AVG TMP (°F)	MAX TMP (°F)
01	0.59	12.4	25.6	38.8
02	0.62	17.0	31.5	46.0
03	0.84	24.7	41.1	57.5
04	0.88	30.2	47.8	65.3
05	0.89	38.8	57.1	75.3
06	0.56	46.8	66.4	86.0
07	0.48	54.4	74.5	94.5
08	0.66	53.1	72.7	92.2
09	0.82	42.9	62.3	81.6
10	1.06	31.5	49.4	67.3
11	0.58	20.2	35.8	51.4
12	0.63	12.5	25.8	39.1

4.4 Infrastructure Availability and Sources

The mine is about one hour from Delta, Utah. Delta has an estimated population of 3,500 people.

The mine currently utilizes modular buildings for its laboratory, administrative and engineering offices, and staff support buildings. The shop facility is housed in a metal-clad and frame, slab-on-grade structure. Other facilities include above-ground fuel and water storage facilities; a dust-suppression water supply system; and a Class IIIb landfill.

A radio communications system serves personnel throughout the site. The offices have telecommunications capability (telephone and internet).

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4.4.1 Water

The project has a water supply well with capacity for mineral processing and domestic use at the plant. The system includes a water supply pipeline and dust-control-water storage pond. The well is located on adjacent state land, managed by the School and Institutional Trust Lands Administration (SITLA), and Materion maintains a lease agreement for that area and its use. The pipeline that brings the water to site runs across BLM land at surface level. Potable water is trucked to the site for storage in cisterns.

4.4.2 Power

There are no utility transmission lines near the mine. Generators are used to supply power. The mill and administration buildings are supplied by grid power.

4.4.3 Mining Personnel

The mine and mill are fully staffed, and current staffing is considered adequate for scaling up operations, if necessary.

4.4.4 Supplies

Materion is currently able to adequately source the necessary supplies from the surrounding region, including Delta, Utah; Salt Lake City, Utah; and Elko, Nevada.

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5 History (Item 5)

Brush Laboratories was founded in 1921 by Charles Brush Jr and his associate Dr. C. Baldwin Sawyer. The company was incorporated in 1931 as the Brush Beryllium Company. The company produced and sold Beryllium oxide materials. Over the ensuing century, the company expanded the markets and uses for its products into aviation, aerospace, automotive, and electronics.

"Beryllium ore was discovered west of Spor Mountain in Juab County, Utah, in 1959. The first pit was opened in 1968 and the mill near Lyndyll began operation in 1969. Since that time the open-pit mining operations have been continuously active" (MRP pg. 1). Several parties staked federal mining claims, and Brush consolidated these holdings over the course of 14 years. With a land swap between the Federal and Utah State governments in 2000, these lands and their mineral rights were converted to state property and were purchased by Materion.

With a series of acquisitions, the company was renamed Brush Wellman in 1971. After many more acquisitions and the formation of the Brush Engineered Materials Inc. holding company in 2000, the company's businesses were unified under the Materion Corporation name in 2011.

5.1 Previous Operations

No significant mining occurred prior to the start of operations for Brush (Materion).

5.2 Past Exploration and Development Results

Early exploration by other stake holders established the existence of the deposit, but no significant exploration was undertaken that determined the size, extent, or value of the deposit.

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6 Geological Setting, Mineralization, and Deposit (Item 6)

6.1 Regional, Local, Property Geology, and Significant Mineralized Zones

The Spor Mountain district is situated-on the western margin of the Thomas caldera, one of at least three volcanic subsidence structures formed during Oligocene time (Shawe, 1972). These structures lie in an east-west trending belt of igneous rocks and mineral deposits, called the "beryllium belt of western Utah" (Cohenour, 1963), or the "Deep Creek- Tintic belt" (Hilpert and Roberts, 1964), which also includes other metal deposits outside the Spor Mountain district.

The western margin of the caldera, marked by a narrow zone of faults and landslide breccias, is located at the east side of Spor Mountain. Beginning in early Miocene time, normal faulting cut both Paleozoic rocks and Tertiary volcanic rocks, producing the fault-block structure and topography typical of basin-and-range systems. All the faults were potential pathways for mineralizing fluids (Lindsey, 2001, pp73-74).

Tertiary volcanic rocks of the Spor Mountain Formation consist of two members, the vitric tuff and an overlying porphyritic rhyolite. The tuff formation is dated at 21 million years (Lower Miocene). The two members occur together in most places and are restricted to the vicinity of Spor Mountain. The porphyritic rhyolite member crops out as flows, domes, and small plugs. (Davis 1984).

6.2 Deposit Types

Beryllium was discovered in the area in 1959 when a rockhound collected opal nodules from the vitric tuff unit. These were tested by a nuclear berylometer at Beryllium Resources Inc. Beryllium exploration started in the area in 1960.

In the Spor Mountain mining district, beryllium is concentrated in the upper part of the beryllium tuff member of the Spor Mountain Formation. Beryllium ore bodies are from 5 to 10 feet (1.5-3 m) thick and extend as much as 2 miles (4 km) along strike. In detail, the ore bodies are complex and offset by small faults. Basin-and-range faults, having hundreds of feet of offset, tilt the ore bodies 10 to 30 degrees west (Figure 6-1).

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A
A'
Roadside mine
2000
1000
6000
4000
2000
METERS
No vertical exaggeration
FEET ABOVE SEA LEVEL
EXPLANATION
Quaternary alluvium
Miocene Spor Mountain Formation
Porphyritic rhyolite
Beryllium tuff
Eocene Drum Mountains Rhyodacite
Paleozoic rocks
Normal fault
0
1 MI
0
1 KM

Figure 6-1: Structural Cross Section (Source: Lindsey, 2001)

The downdip minable extent of these ore bodies, which can be as much as 1,000 feet (300 m), is limited by an overburden of hard topaz rhyolite. The host tuff unconformablv overlies older rocks and fills northeast trending paleovalleys. (Griffitts, 1964; Davis, 1984). The continuous extent of the tuff indicates that it probably covered most topographic features.

The beryllium bearing vitric tuff rests unconformably on older volcanic rocks of Tertiary age and sedimentary rocks of Paleozoic age.

Mining operations by Materion within the beryllium tuff member have encountered many variations in particle size and composition of the ore zone. The beryllium tuff deposits have been partially altered by hydrothermal (epithermal) fluids to a fine-grained mixture of montmorillonite-kaolinite clay, potassium feldspar, silica minerals, and fluorite. Distinctive zones of argillic and feldspathic alteration enclose the beryllium deposits.

The bertrandite ore mineral of beryllium is submicroscopic, disseminated in the tuff, and can be concentrated in fluorite nodules.

6.3 Stratigraphy

The various deposits all share their stratigraphic sequence, lithology, ore bed strike, and major fault orientations. The general stratigraphic column is shown in Figure 6-2.

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Quaternary
Alluvium
Pliocene
Topaz Rhyolite Flows
Miocene
Rhyolite
Miocene
Vitric Tuff
Eocene
Rhyodacite
Ordivician
Dolomites

Figure 6-2: Spor Mountain Area Stratigraphy

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7 Exploration (Item 7)

Beryllium deposits containing bertrandite ($Be_4Si_2O_7(OH)_2$) occur in tuffs on the flats surrounding Spor Mountain in the western part of the Thomas Range in western Juab County, Utah. The first beryllium deposit was discovered in December 1959, Beryllium exploration was initiated in the area in 1960 by Beryllium Resources Inc. This was followed with work by Vitro Mineral Corp., and a little later by The Combined Metals Reduction Corp. The first pit was opened in 1968 and the mill near Lyndyll began operation in 1969. Brush Beryllium, later Materion, consolidated these holdings over the course of 14 years.

7.1 Surveys and Investigations

Early exploration for near surface deposits was performed by surface trenching and geological mapping. Widely spaced drilling identified many of the 7 known ore bodies: Fluro/Roadside, Rainbow, Blue Chalk/West/Section 16, Monitor, South Wind, Camp, and Sigma Emma.

7.1.1 Procedures and Parameters

Beryllium explorations and operations are possible because of the development of the nuclear berylometer by Nuclear Enterprises Ltd. of Winnipeg, Canada in 1959. Materion has both laboratory and field units of this instrument. They are calibrated daily and a more detailed description is given in Section 8.4.

7.2 Drilling Exploration

7.2.1 Type, Extent and Procedures of Drilling

Development drilling was performed across the site for over 30 years and completed in 2000. This drilling was done on a 100-foot grid spacing and catalogued for use in geologic interpretation, modeling, estimating and scheduling. Drilling was performed using Reverse Circulation (RC) drills and samples were analyzed using a laboratory Berylometer. Samples were collected by a drill mounted sampler.

7.2.2 Sampling Quality and Reliability

Geovia Minex preformed a detailed statistical analysis of exploration drilling models to the ore control models to confirm that exploration drilling is at appropriate spacing. The study concluded that at present mining rates and given the variography of the current database, the current drill spacing is appropriate for each deposit and produced minimum recommended borehole spacing to report a defensible reserve classification, as shown in Table 11-1.

7.2.3 Significant Results and Interpretation

The deposit is subdivided into 7 different areas. The drilling across these areas constitutes 3,402 holes for a total of 722,399 feet. The average hole depth is 212 feet.

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Table 7-1: Drillholes by Deposit

Deposit	Number of Holes	Total footage
Fluro	489	150,969
Blue Chalk	954	169,754
Camp	194	40,040
Monitor	669	138,899
Rainbow	395	103,223
Sigma	297	50,330
Southwind	404	69,184
Total	3,402	722,399

7.3 Hydrogeology

The MRP contains a thorough description of the surface hydrology of the area. Surface water consists of ephemeral streams draining into an alluvial basin where it infiltrates. The mine pits do not interact with sub surface water.

> "Precipitation is low, ranging from 6 to 8 inches annually, and most of it occurs as spring and summer rain; snowfall accumulation is minimal. The annual pan evaporation rate, at 76 inches per year, is nearly 10 times the annual precipitation rate. The foregoing factors dictate the natural surface water conditions in the mine area. All stream channels are ephemeral and originally drained to the alluvial fans where most runoff infiltrates. Mine dump construction has impounded several the drainages in the mine area. Following rapid precipitation and runoff, water can be impounded for brief periods of time behind these dumps. Such impounded water infiltrates rapidly and the dumps are of such large size relative to the volume of impounded water that overtopping or adverse impacts on the dumps' retention capacities from erosion do not occur. Open pits tend to accumulate standing water derived from precipitation. Because evaporation in the pits is reduced, standing water can be present up to year-round in some pits" (MRP pg. ES-3). "The clay-rich tuff deposits that host the ore deposits also underlie the ore bodies and form the bottoms of the open pits; therefore, water that drains into the pits does not infiltrate and is not released to ground water" (MRP pg. ES-3&4).

None of the planned pits are to go deep enough to impact the local water table. A study was submitted to the state in 1999 which deemed that the impact on ground water quality would be below minimums and a permit was granted for operations by the Utah Department of Water

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Quality (DWQ). Further proposed phases since this study have not determined that any further impact would be seen on water quality.

> "The mining properties are located between the western flank of Spor Mountain and the eastern edge of Fish Springs Flat. Ground water reportedly flows to the north-northwest on a basin-wide scale. No known springs are located hydraulically down-gradient from the mine area (Bolke, et. al., 1978). Data on water quality obtained from well samples have the characteristics of a Class II ground water under the Utah Ground Water Quality Protection Rules" (JBR, 1999b).

> "Extensive drilling activity on the lower flanks of Spor Mountain has not encountered ground water (to depths in excess of 800 feet). Additional drilling in the vicinity of Fish Springs Flat has found ground water, presumably under unconfined conditions, beneath the known ore horizons. However, the existing open pits have not intercepted ground water (to depths of ±300 feet)" (MRP pg.13).

7.4 Geotechnical Data, Testing, and Analysis

Call and Nicholas performed an analysis for the Rainbow pit in 2016. Earlier work by the same firm has supported a 45° pit slope angle would be suitable for all pits. Current production from the Rainbow pit is based on a design at 42 degrees. In practice, while this angle has remained broadly appropriate, future pits are to be individually analyzed for optimal and safe pit slopes.

7.4.1 Sampling Methods

Work on site included cell mapping of existing pit walls, and collection of rock and fault gouge from the pit slopes for laboratory testing.

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7.5 Drillhole and Sample Location Map


R.13 W.
R.12 W.
Sec.36
State Trust Land
31
Sec.32
State Trust Land
T.12 S.
T.13 S.
T.12 S.
T.13 S.
1
6
5
4
12
7
8
9
10
13
18
17
Sec.16
State Trust Land
15
R.13 W.
R.12 W.



Figure 7-1 - Drilling Map Including Parts of Ranges 12 and 13 West and Townships 12 and 13 South

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8 Sample Preparation, Analysis and Security (Item 8)

8.1 Methods, Splitting and Reduction, and Security Measures

In Pit samples are collected from a drill mounted sampler. Bags are filled and changed at 2-foot intervals. The desired sample mass is 500 grams, materials are riffle split as necessary to diminish the sample to this mass. Samples are tested in the field with 10% HCL solution for reaction to determine if the sample is limey or calcareous, and sample bag is marked if positive. The bags are scanned with the Model 310 field berylometer in the field or laboratory. Samples immediately adjacent to ore zone samples are also kept.

Stockpile samples are collected in regular gridded holes after the stockpile dimension are surveyed. 2,500-gram samples are collected in buckets at 5-foot drill intervals and trucked back to the laboratory.

8.2 Sample Preparation, Assaying, and Analytical Procedures

In the laboratory, in pit samples are further riffle split to 200 wet grams, oven dried, pulverized to 60-mesh and packaged in 50-gram tins for assay. The samples are then assayed with the Model 300 laboratory berylometer. Duplicate samples are archived.

Stockpile samples are divided, and 1000g is sent for mine sample processing and the remaining portion is for mill index testing. Samples are weighed, dried, and re-weighted to determine the moisture content. Samples are riffle split, the first half being pulverized to 60 mesh, mixed on a bucking board and packaged for assay. The second half is riffle split down the appropriate mass, sieved at 10 mesh, the oversize pulverized to 10 mesh, and made into a composite that is put in a 2-gallon bucket for leach testing. Duplicate samples of both types are archived.

8.2.1 Laboratories

Materion has a laboratory on site for analyzing their exploration, in pit, and stockpile samples.

8.3 Results and QC Procedures

Materion follows industry standard procedure for calibrating their field and laboratory berylometers each shift that they are utilized.

8.4 QA Actions

The lab and field berylometers are calibrated on site each shift. Further calibration is performed each time the radiation source for the meter is replaced, on a two-month timetable. The lab keeps dry "standard" ore samples known at 0.066 and 0.449% BeO as well as mixing beryllium chips and powder in solution to create 10.0 and 1.0 g/L Be wet "standard" samples. Testing of these standard samples as well as an empty test of the background is done and recorded to ensure that the equipment remains within the tolerance for variability. If the testing procedure shows that the berylometer is out of calibration, there is a standard procedure to recalibrate the device.

8.5 Opinion on Adequacy

It is Gustavson's opinion that given the specialty nature of the testing being performed, current procedures are appropriate. Lab testing for beryllium is extremely limited, thus, Materion has the only known laboratory set up for rapid beryllium results. Given their redundant testing at various

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operational points, the QA/QC and calibration measures and their extensive cataloguing of sample duplicates for their exploration holes, and the reconciliation with recovered beryllium, we believe that their procedures are sufficient.

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9 Data Verification (Item 9)

9.1 Procedures

The berylometer calibration procedures correspond well with beryllium production from the mill for the same ores. Berylometers are not common laboratory tools and are not widely available. Due to the ongoing nature of the operation, the redundant testing steps facilitating reconciliation, and the detailed procedures for use of the meter, Gustavson believes that the data are adequate for use in the continued exploration, development drilling, and mining operations at Spor Mountain.

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10 Mineral Processing and Metallurgical Testing
(Item 10)

10.1 Testing and Procedures

All samples are tested with a berylometer. The relationship between these results, grade estimation, mill feed and mill output are considered well established over the course of the mine's production history. Reconciliation is used to verify and maintain understanding of processing efficacy.

10.2 Sample Representativeness

Materion has been in production for over 45 years and have mined and processed materials from a range of pits from the property. It is considered that they have adequate data to support their milling practices. Further metallurgical testing has not been performed, but it is not necessary.

10.3 Laboratories

Sampling testing occurs in the laboratory at the Spor Mountain mill.

10.4 Relevant Results

Given the historical reconciliation of their testing to mill recoveries (Table 10-1), significant conclusions about the efficacy of their methods for mining and recovering Beryllium. Most deposits have yielded level to favorable beryllium recovery compared with modeled values. The notable and recent departure was in the South Wind deposit. In this area, the modeling failed to capture some localized geologic features in the deposit that resulted in a potholing effect, which caused less yield in the pit. This area has been mined through and the trend has been mapped to anticipate any further effect on other deposits.

Table 10-1: Historical Mill Recovery Testing

Year Fed	Property	Development Stage	Dry Tons	%BeO	Lbs Be	Variance from Development Model		
1999-2004	**Blue Chalk N #2**	Development Model	192,300	0.59%	817,639	Dton	Grade	Lbs Be
	Blue Chalk N #2	Ore Control Model	208,675	0.63%	947,584	8%	6%	14%
	Blue Chalk N #2	Stockpile	219,719	0.59%	932,645	12%	0%	12%
	Blue Chalk N #2	Milled	215,289	0.59%	913,190	11%	0%	10%
2009-2011	**Fluro P1**	Development Model	147,517	1.04%	1,102,431			
	Fluro P1	Ore Control Model	186,347	0.96%	1,286,525	21%	-8%	14%
	Fluro P1	Stockpile	184,572	1.20%	1,597,496	20%	14%	31%
	Fluro P1	Milled	184,564	0.96%	1,277,069	20%	-8%	14%
2011-2014	**Rainbow P1**	Development Model	192,969	0.93%	1,296,086			
	Rainbow P1	Ore Control Model (undiluted)	230,100	0.98%	1,625,074	16%	5%	20%
	Rainbow P1	Stockpile	231,663	0.99%	1,657,722	17%	6%	22%
	Rainbow P1	Milled	197,719	0.95%	1,354,174	2%	2%	4%
2014-2017	**Monitor P1**	Development Model (0.30% Cutoff)	229,966	0.77%	1,281,072			
	Monitor P1	Ore Control Model (0.25% Cutoff)	281,779	0.77%	1,555,492	18%	-1%	18%
	Monitor P1	Stockpile	219,558	0.77%	1,221,764	-5%	0%	-5%
	Monitor P1	Milled	205,895	0.75%	1,106,174	-12%	-4%	-16%
2017-2019	**South Wind P2**	Development Model (0.30% Cutoff)	138,883	0.95%	953,833			
	South Wind P2	Ore Control Model (0.20% Cutoff)	182,869	0.75%	988,398	24%	-27%	3%
	South Wind P2	Stockpile	149,517	0.72%	779,892	7%	-32%	-22%
	South Wind P2	Milled	139,313	0.72%	718,233	0%	-33%	-33%

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10.5 Data Adequacy

At this time, given the successful operation of the mine and general favorable recovery, the data is considered adequate to support future estimation and planning.

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11 Mineral Resource Estimate (Item 11)

Development drilling is used with the Geovia Minex. Gridded drilling results are used to the parameters for this algorithm are customized for each individual trend, using the appropriate economic and geotechnical parameters.

11.1 Assumptions, Parameters, and Methods

Drillholes are on approximately 100 foot spacing. For each area, Geovia Minex software is used to construct a model of seam layers, including three ore zones, an upper, middle and lower, as well as other waste layers. The ore zones are based on a 0.3% BeO cut-off grade and the software creates structure grid surfaces for the seam roof (SR) and seam floor (SF) of each layer on a 10-by-10-foot grid size. The surfaces created are then clipped to a polygon bounding the drill data. Table 11-1 shows the parameters for drill spacing as it relates to reserve classification for each area.

Table 11-1: Borehole Spacing (ft) for Reserve Classifications

Production (tons)	Classification	Fluro	Blue Chalk	Camp	Monitor	Rainbow	Sigma	Southwind
240,000	Measured	150	126	50	63	165	77	108
300,000		168	138	68	67	192	85	119
360,000		186	149	72	71	218	90	126
240,000	Indicated	> 600	252	207	210	> 600	181	218
300,000		> 600	276	246	249	> 600	199	254
360,000		> 600	286	267	270	> 600	222	274

11.1.1 Blue Chalk

The boundary for Blue Chalk's reserve was created at 285-foot spacing from the drillholes, shown in Figure 11-1: Blue Chalk Area Drillholes and Reserve Boundary. The structure gridding algorithm was performed on a 20-foot mesh size for layers. Ore zones were then gridded using a 10-foot mesh size for the thickness and grade modeling. Modeling was then validated by reviewing cross sections with the drillhole data base on 500-foot intervals. An example is shown in Figure 11-2: Blue Chalk Modeled Cross Section The seam surfaces were then trimmed to the reserve boundary and by the current pit mining toe survey.

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Figure 11-1: Blue Chalk Area Drillholes and Reserve Boundary


ARHY
OZU
OZM
OZL
TUFL
ARHY
OZU
OZM
OZL
TUFL
ARHY
OZU
OZM
OZL
TUFL
OZMOZU
TUFL

Figure 11-2: Blue Chalk Modeled Cross Section

11.1.2 Fluro

The boundary for Fluro's reserve was created at 300 foot spacing from the drillholes, shown in Figure 11-3: Fluro Area Drillholes and Reserve Boundary. The standard cut-off of 0.3% BeO was used, however a detailed section review revealed one outlaying hole with a 0.26% BeO interval that was excluded at this cut-off and limiting the modelling to that edge. To extend the layer modeling to this boundary hole, it was included as part of the OZM. The structure gridding algorithm was performed on a 20-foot mesh size for layers. Ore zones were then gridded using a 10-foot mesh size for the thickness and grade modeling. Modeling was then validated by

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reviewing cross sections with the drillhole data base on 500-foot intervals. The seam surfaces were then trimmed to the reserve boundary and to a previously mined and backfill area boundary.



Figure 11-3: Fluro Area Drillholes and Reserve Boundary

11.1.3 Monitor

The boundary for Monitor's reserve was created at 270 foot spacing from the drillholes. The 0.3% BeO cut-off was used with a minimum of 0.5ft of thickness to be used in the building the layers. However, several small gaps within the larger boundary were kept in though they did not meet these minimums for the sake of modeling continuity, they are currently considered to be subgrade material. These key holes are shown in yellow along with the outer reserve boundary in Figure 11-4. The structure gridding algorithm was performed on a 25-foot mesh size for layers. Ore zones were then gridded using a 10-foot mesh size for the thickness and grade modeling. Modeling was then validated by reviewing cross sections with the drillhole data base on 500-foot intervals. The seam surfaces were then trimmed to the reserve boundary and by the pit mining toe survey.

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Figure 11-4: Monitor Area Drillholes and Reserve Boundary

11.1.4 Rainbow

The boundary for Rainbow's reserve was created at 350-foot spacing from the drillholes. This was based on the Spacing Report done by Minex. Additionally, the Rainbow area is bounded by two major fault trends on each side. An older boundary was used in order to reflect the effects of these faults. In Figure 11-5 the faults are shown in lime green, the 350-foot boundary in light blue, and the conservative boundary used to account for the faulting in dark blue. The structure gridding algorithm was performed on a 25-foot mesh size for layers. Ore zones were then gridded using a 10-foot mesh size for the thickness and grade modeling. Modeling was then validated by reviewing cross sections with the drillhole data base on 500-foot intervals. The seam surfaces were then trimmed to the old reserve boundary, which also limits out previously mined areas.



Figure 11-5: Rainbow Area Drillholes and Reserve Boundary

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11.1.5 South Wind

The boundary for South Winds's reserve was created at 275-foot spacing from the drillholes. The 0.3% BeO cut-off was used with a minimum of 0.5ft of thickness to be used in the building the layers. However, similar to Monitor, several small gaps within the larger boundary were kept in though they did not meet these minimums for the sake of modeling continuity and are considered to be subgrade material. A previously mapped fault zone in the southeastern tail of the area has also caused issues with the ore zone reaching the surface, thus, a previous boundary was used in this area to trim that fault zone out of the modeling. Figure 11-6 shows the outer reserve boundary along with the fault zone cutting boundary in yellow and the ore zone surface built based on cut-offs to be trimmed in light blue. The structure gridding algorithm was performed on a 25-foot mesh size for layers. Ore zones were then gridded using a 10-foot mesh size for the thickness and grade modeling. Modeling was then validated by reviewing cross sections with the drillhole data base on 500-foot intervals. The seam surfaces were then trimmed to the reserve boundary and by the pit mining toe survey.



Figure 11-6:Southwind Area Drillholes and Reserve Boundary

11.2 Audit by Gustavson

The grid estimation / growth algorithm used by Minex is described in Geovia literature. The exact calculation is considered proprietary. Gustavson has used a standard industry software called Micro Model, to replicate the Mineral Resource estimate for the Rainbow deposit. Rainbow is the pit currently in production. The use of standard tools combined with the 3-D structural surfaces for Rainbow, resulted in a grade and tonnage estimate not materially different from the estimate produced by Minex.

Gustavson believes that the methods used by Materion are appropriate for mine design and planning purposes. Differences in the model and mill reconciliation are attributable to faulting within the pit areas at a scale difficult to identify with the development drill spacing. Gustavson recommends additional geological mapping in the mining areas before and during operation.

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11.3 Mineral Resources

All ore within the reserve boundary and external to the optimized pit is considered as resource material. Ore within the designed pit limits is Mineral Reserve (details on this classification and reporting are found in Section 12-1). Resource reporting is exclusive of Reserves. Additionally, the Anaconda area is included as an Inferred Resource. The ore estimates for these areas was done externally to Materion and has not been confirmed. The Resources for the property are reported in Table 11-2.

Table 11-2: Spor Mountain Resources

Location	Indicated Mineral Resources		Inferred Mineral Resources	
	Tons (dry)	% BeO	Tons (dry)	% BeO
Blue Chalk North	826	0.568		
Blue Chalk South	17,079	0.285		
Section #16	72,909	0.358		
West Group	245,058	0.328		
Fluro	358,408	0.392		
South Roadside	-	0.000		
Rainbow	350,584	0.278		
Monitor	148,725	0.392		
South Wind	193,320	0.364		
Sigma Emma	31,018	0.440		
Camp	22,329	0.700		
T.B.C. East Group	64,160	0.375		
Robyn Anaconda			1,813,100	0.009
South Wind Anaconda			816,700	0.011
Total	1,504,416	0.354	2,629,800	0.010

11.4 Basis for Estimate

11.4.1 Cut-off grades

An internal cut-off grade of 0.2 to 0.3% BeO is used. This cut-off has historically been shown to be representative of successful operating margins for Materion.

11.4.2 Commodity Prices

Materion sets the price for its products on a cost-plus basis in private contracts with its clients. These prices can fluctuate with the relative cost of mining and processing as opposed to a set or market determined value. Gustavson has analyzed the historic trends and projected the 2022 price based on historical and contract factors. A detailed discussion of pricing and profitability is contained in Section 19.

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11.5 Classification and Criteria

Materion classifies its Reserve and Resources categories based on the distance from drillholes. The criteria for each deposit are shown in Table 11-1. Several of the deposits have been drilled densely enough that the only non-reserve materials are at the fringes of the deposits.

11.6 Uncertainty

Drilling is curtailed at margins where the deposits become too deep to economically mine, though it is acknowledged that there is likely continuity of the ore seam to greater depths. Further drilling at these extents could potentially add some amount of resource material that would be economic at greater commodity prices. However, given the nature of the beryllium market, Materion's share of the effect on the overall commodity price, and the existing longevity of their Mineral Reserves, this would not necessarily add substantial benefit to their operation given the cost of the drilling, and may not meet the criteria for eventual economic extraction of a Mineral Resource.

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12 Mineral Reserve Estimate (Item 12)

Gridded drilling results are used to create optimized pit boundaries using a modified Lerchs-Grossman algorithm. The parameters for this algorithm are customized for each individual trend, using the appropriate economic and geotechnical parameters. Materion uses these pit boundaries as well as the boundaries for Measured and Indicated to delineate Proven and Probable Mineral Reserves.

12.1 Assumptions, Parameters and Methods

Each pit is optimized using Geovia Minex software. Cost parameters are based off experience in the mining that has occurred with each area thus far and adjusted for inflation. Gustavson has reviewed the cost parameters used and finds them reasonable given the analysis done in Section 18. Waste density is based on the average from past stripping projects. Ore densities and grades are based averages of previous mining in each area. Slope Angles are based on experience and are currently under review.

Table 12-1: Optimization Physical Parameters by Area

Property	Average Grade BeO%	Highwall Slope Angle	OZM Density (SG)	OZW Density (SG)	WAST Density (SG)
BCS16	0.59	45	1.69	1.96	2.31
Fluro	0.75	45	1.71	1.96	2.31
Rainbow	0.83	42	1.53	1.96	2.31
Monitor*	0.76	45	1.47	1.96	2.31
SW*	0.71	45	1.55	1.96	2.31
Sigma	0.61	45	1.59	1.96	2.31
Camp	0.60	45	1.59	1.96	2.31
Family	0.41	45	1.59	1.96	2.31

Each area is then queried for ore materials within its respective pit and Measured and Indicated boundaries based on drillhole spacing. Ore in-pit and within the Measured boundary is considered Proven. Ore in-pit and within the Indicated boundary is considered Probable. Probable reserves are reported exclusive of Proven materials Several areas had the entirety of the in-pit ore within Measured boundary, and thus had no Probable materials to report.

12.2 Mineral Reserves

Reserves are shown by area in Table 12-2.

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Table 12-2: Spor Mountain Reserves

Location	Proven Mineral Reserves		Probable Mineral Reserves		Total Mineral Reserves	
	Tons (dry)	% BeO	Tons (dry)	% BeO	Tons (dry)	% BeO
Blue Chalk North	191,017	0.566	9,959	0.604	200,976	0.568
Blue Chalk South	528,030	0.603	17,578	0.686	545,608	0.606
Section #16	1,109,567	0.539	160,543	0.590	1,270,110	0.546
West Group	925,048	0.663	160,789	0.781	1,085,837	0.683
Fluro	1,955,709	0.747	50,631	0.825	2,006,340	0.749
South Roadside	14,668	0.587	-	-	14,668	0.587
Rainbow	694,262	0.830	-	-	694,262	0.830
Rainbow PH2 LMU 2 STKPL 5	60,137	0.923			60,137	0.923
Rainbow PH2 LMU 2 Zone 6	54,500	0.849			54,500	0.849
Monitor	776,199	0.736	268,979	0.844	1,045,178	0.767
South Wind	717,464	0.676	47,158	0.995	764,623	0.704
Sigma Emma	409,946	0.600	83,154	0.633	493,100	0.606
Camp	279,535	0.603	115,628	0.536	395,163	0.585
T.B.C. East Group	22,541	0.423	47,709	0.434	70,250	0.431
Total	7,738,623	0.680	962,127	0.717	8,700,751	0.684

12.3 Basis for Estimate

12.3.1 Cut-off grades

An internal cut-off grade of 0.3% BeO is used. This cut-off has historically been shown to be representative of successful operating margins for Materion. This is supported by sharp grade changes at the borders of the mineralized zone creating an abrupt grade boundary.

12.3.2 Commodity Prices

Materion sets the price for its products on a cost-plus basis in private contracts with its clients. These prices can fluctuate with the relative cost of mining and processing as opposed to a set or market determined value. Gustavson has analyzed the historic trends and projected the 2022 price based on historical and contract factors. A detailed discussion of pricing and profitability is contained in Section 19.

12.4 Classification and Criteria

Measured and Indicated Mineral Resources within the designed pit limits are classified as Proven and Probable Mineral Reserves, respectively, based on a variography study performed in 2015. Materion classifies its Reserve and Resources categories based on the distance from drillholes. The criteria for each deposit are shown in Table 10.1. Several of the deposits have been drilled densely enough that the only non-reserve materials are at the fringes of the deposits.

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Materion Natural Resources 13-3 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 13 Mining Methods (Item 13) Mining is open pit and areas are mined and scheduled in units determined through optimization software and anticipated needs for blending. Long term models have seven discrete pits that are ultimately to be mined. The mining is carried out with a modified benching scheme in which the benches follow the dip of the deposit and thus may increase in thickness as the mining advances. Overburden blasting and removal are performed by a contractor. Any topsoil or suitable surficial material are removed and reserved for future reclamation. Rhyolite waste material is blasted and then moved with truck and shovel, while alluvium and tuff do not need to be blasted and can be removed with scrapers. After the removal of the initial overburden, secondary drilling on 25-foot centers yields a detailed grade control model that is then used in the mining process. This vertical drilling extends down through the ore body and into the underlying footwall, waste material beneath it and is used for creating a detailed interpretation of the ore body to be used as a grade control model for subsequent mining. Materion performs the secondary stripping, which may be done with dozers, excavators or scrapers. Ore is mined by Materion crews using the same equipment and grade control continues to be monitored with a field Berylometer. All ore material is spread into stockpiles. Stockpiles are intentionally constructed with ore spread in thin, intermingling layers. These stockpiles are then further drilled, surveyed and sampled before being loaded into belly- dump, over the road trucks to be transported to the mill. Waste material is placed in nearby waste dumps or used to backfill mined out pits. 13.1 Geotechnical, Hydrogeological, and Relevant Parameters Monitor and Southwind have 25% built into cost for pumping, based on experience. Pit slope requirements are further discussed in Section 7.4. 13.2 Production Rates, Mine Life, Unit Dimensions and Dilution Ore is mined in Logical Mining Units (LMUs) and ore is generally not blended. Within LMUs ore is typically reasonably homogenous and can be characterized such that the mill can adjust its processing parameters to optimize the recovery based on the ore’s chemical analysis. At present the mine is operating about 160 days per year and the Plant is operating at 50% capacity. The production rate is set to meet the manufacturing and sales needs of the parent company. Beryllium materials sales contracts with both the government and private industrial customers are used to forecast the 12-18 month outlook, and this outlook is then extrapolated into a longer term plan. The mine and plant are capable of significant scale up, however the need for such scale up is not foreseen at this time. Production is maintained at a steady rate based on market conditions. 13.3 Development Requirements The mine is presently in production. Development of future pits is scheduled into the production plan. An LMU or multiple LMUs are stripped of primary overburden in one large campaign by contract mining crews. This typically takes place in the years preceding the scheduled mining of that LMU, making areas available for mining well ahead of when they are needed. An evaluation of constant “just in time” stripping simultaneous with production mining is under review. The capital committed to maintain an entire pit stripped in advance of mining is a significant factor in the overall operating costs. Materion Natural Resources 13-4 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 13.4 Mining Fleet and Requirements 13.4.1 Materion Current Mobile Fleet • 657G Scraper • 631E Scraper • D9R Dozer • D8L Dozer • 580K Backhoe (Case) • 330BI Excavator • 950G Loader* • 906 Loader* • 140G Road Grader • AM 4000-gallon water truck • GMC Fuel and Lube truck w/ 650-gallon diesel capacity *Equipment located at the processing plant. 13.4.2 Pre-Stripping Contractor Current Fleet • D9R Dozer • 365 Excavator • 385 Excavator • 390 Excavator • 4x 773 Rock Truck • 6x 775 rock Truck • D8 Dozer • 14G Grader • Water truck • Tractor/beegee • Fuel/lube truck • Mechanic truck This allows the company to maintain the mining rate with the current 160 operating days per year in the mine. Punctual needs for increased production can be addressed with a small number of extra shifts. Materion Natural Resources 13-5 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 13.5 Map of Final Mine Outline Figure 13-1: Final Mine Outline The second phase of Rainbow is currently in production. Mined out phases include the first phases of Fluro, Monitor, and Rainbow, and the second phase of South Wind, while Mineral Reserves remain in phases three through five of South Wind, phases two through eight of Blue Chalk South Section 17, phases three and four of Rainbow, phases two through five of Fluro, phases three through five of Monitor, and the third phases of Sigma, Camp, and Family. Materion Natural Resources 14-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 14 Recovery Methods (Item 14) 14.1 Description or Flowsheet of Plant The processing plant accommodates a feed of Bertrandite ore to result in a Beryllium Hydroxide concentrate. Spor Mountain Run of Mine ore is of the Bertrandite variety. Previously Beryl ore was processed from certain deposits. The Beryl process is more expensive and challenging to operate. The quantities of Beryl ore have declined until that portion of the plant has been decommissioned. The block process flow is shown in Figure 14-1, showing the process categories which will be described in detail. Figure 14-1: Block Process Flow Diagram The mineral processing consists of several steps. 14.1.1 Crushing & Grinding Ore is hauled from the mine’s stockpiles 50 miles to the mill via a semi and belly dump trailers. The trailer dumps the run of mine ore into four different ore bins. Material size ranges from 18 inches to fines less than -200 mesh. The material is then fed through a crusher, ball mill and several screens until the ore size is approximately -20 mesh in a 40wt% solids slurry.

Materion Natural Resources 14-2 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 14.1.2 Leach Slurry is diluted to approximately 24% solids in the leaching process. The leaching process consists of two parallel atmospheric leach trains. Steam and sulfuric acid are added at multiple steps through each leach train. The leaching process releases beryllium along with other impurities from the ore into the water phase. 14.1.3 Counter- Current Decantation (CCD) Leached slurry is diluted down to a 10-12% solids to enter the CCD process. The CCD area consists of eight thickener tanks that separate out the aqueous beryllium from the unleached solids (tailings). The tailings are sent out to the tailings storage facility, the beryllium containing liquor is sent to solvent extraction. 14.1.4 Solvent Extraction The extraction train consists of a series of mixers and settlers. The aqueous beryllium stream is fed at one end of the extraction train while the unloaded organic is fed at the other end of the extraction train. The counter-current contact process captures most of the beryllium. The solvent extraction mixers agitate the oil and water, making small oil & water bubbles which allow the aqueous beryllium to be captured by the extractant in the organic. From the mixer the water and organic move into a settler where the lighter weight organic floats and the water sinks. At the end of the settler oil and water move in opposite directions to the next mixing stage. After extraction the beryllium carrying organic is sent to the strip section of the plant where the low pH organic stream is contacted with a high pH ammonium carbonate. The beryllium ends up as an ammonium beryllium carbonate and is carried in the product water stream to hydrolysis. Sulfuric acid is added to the organic to reduce pH to the extraction conditions and the organic returns to the extraction train. The water streams from the extraction, strip and acid conversion sections are sent to the water collections system and ultimately for evaporation at the tailings storage facility. 14.1.5 Hydrolysis & Filtration After solvent extraction there are several more steps to purify the beryllium and make beryllium hydroxide. The removal of iron by hydrolysis is completed by holding the ammonium beryllium carbonate at temperature for a short time, then filtering the residual iron solids. Next, the ammonium beryllium carbonate is decomposed in a hydrolyzer just below atmospheric boiling temperature. The ammonia and carbon dioxide freed during hydrolysis are captured and recycled back to the strip area of solvent extraction. The product beryllium carbonate is filtered and sent to a third hydrolyzer where the carbonate is stripped at a higher temperature and pressure. Final filtration removes most of the water and the product beryllium hydroxide is drummed for shipment to customers. 14.2 Plant Design and Equipment Characteristics The mineral process plant was designed by Stearns-Roger Corp in 1967, and first went into production in 1969. The plant design was optimized by JBR Consultants Group in 1986, and upgraded in 1987 with the goal of improving tailings handling and reducing process water use through dry stack tailings. Materion Natural Resources 14-3 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 14.3 Energy, Water, Material, and Personnel Requirements Electricity requirements are met via the power grid, and water is from company owned wells. Just over 100 operating personnel are currently employed at the operation, with slight fluctuations. 14.4 Justification for Non-Standard Processing Methods The Spor Mountain operation is currently the only raw ore beryllium processing facility in the western hemisphere. The process was engineered by Stearns-Roger Corp. in 1967 and was upgraded in 1987 for improved performance. The plant has had approximately 50 years to be tuned to the bertrandite bearing ore mined from the known pits. The process is a combination of processing methods utilized in other commodities that are carefully tuned for bertrandite beryllium ores. As such the Spor Mountain plant defines standard bertrandite processing today. Materion Natural Resources 15-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 15 Project Infrastructure (Item 15) 15.1 Roads The site is accessible by vehicle on Utah State Highway 174. There are several county roads that traverse the property and provide access. Materion has several pit access roads that have been dozed, graded and maintained. All routes are marked with signage prohibiting public access without Materion permission and escort. 15.2 Rail Rail runs adjacent to the mill and is used for delivery of sulfuric acid and raffinate used in processing. It is not used for conveyance of ores or concentrates. 15.3 Dumps Dumps have been designed to infill existing channels in the alluvial fans and are recontoured and rounded to mimic a more natural topography. Some waste material is also used to filled mined- out pits and a similar regrading of the dump-tops is done. 15.4 Tailings Disposal An evaporation pond is north of the mill. An additional pond is being permitted for future needs. 15.5 Power There are no utility transmission lines near the mine. Generators are used to supply power. The power to the mill and administration building is supplied by lines adjacent to Route 6. 15.6 Water The site has a water supply well, water supply pipeline and dust-control-water storage pond. The well is located on adjacent state land, managed by the School and Institutional Trust Lands Administration (SITLA), and Materion maintains a lease agreement for that area and its use. The pipeline that brings the water to site runs across BLM land at surface level. Potable water is trucked to the site for storage in cisterns. Materion Natural Resources 16-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 16 Market Studies and Contracts (Item 16) 16.1 Markets Spor Mountain is the only producer of Beryllium in the United States and one of a very limited number worldwide. According to a USGS report on the commodity, Materion has made greater than 60% of the world’s beryllium production on 2019 and 2020. Approximately 170 tons of beryllium were consumed in 2020 for a value of about $110 million, thus a unit cost of around $320 per pound of beryllium. Beryllium is listed on the Shanghai Metals Exchange at an average of 5500 RMB per kilogram for the month prior to July 22, 2021. This equates to approximately $390 per pound (https://www.metal.com/ Other-Minor-Metals/201102250108). Materion is a lower cost producer compared to some overseas processing and recycling operations, and it can be assumed that the market will continue to bear the price that it sets given the limited number of alternative producers. 16.2 Contracts and Status At present the terms of Materion’s contracts with its customers are confidential. Sales contracts were reviewed by Gustavson staff, and we find that they compare favorably with advertised pricing for recycled beryllium.

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17 Environmental Studies, Permitting and Social or Community Impact (Item 17)

17.1 Environmental Study Results

The air quality description below is taken in its entirety from EA No. J-01-099-042-EA (JBR, 1999a):

This area has been designated as in attainment for all pollutants. The air quality in the project area is generally very good and is classified as a Prevention of Significant Deterioration (PSD) Class II Area. A Class II designation allows for a moderate level of increase in ambient levels of criteria pollutants (specifically PM10, Nox, and SO2). The nearest Class I area, the most restrictive, is Capitol Reef National Park, approximately 140 miles southeast of the mining properties.

Existing sources of air emissions in the project area include primarily fugitive dust (particulate matter) and diesel and gasoline combustion associated with current mining activities (for vehicles and generators).

17.2 Operating and Post Closure Requirements and Plans

Currently the mine operates under the Bevill exemption from RCRA for the Land Disposal and Waste Rock Piles. Under this exemption, Materion is not obligated to regrade the pits or rock dumps. The extent of the reclamation of these areas will be to spread growth medium and seeding for the reestablishment of naturally occurring vegetation.

At present the mine is grandfathered in and does not require air permitting apart from abiding the Utah Air Quality Mining Rules. However, given the push from the Department of Air Quality (DAQ) to bring all sources under permit, there is a transition taking place with the technical assistance of Trinity and legal assistance of Holland and Hart to determine if a Notification of Intent and Permit is required.

Agreement with Juab County that roads in mining areas can be moved or temporarily closed during mining that affects them, and at mine closure will be re-established or permanently closed and reclaimed.

Because water more readily collects temporarily after rainfall events in the pits and behind waste rock dumps that impound some natural drainages, populations of some wildlife species have been enhanced (MRP pg. ES-3) The rhyolite and alluvium that make up the vast majority of waste rock are neither acid generating nor sources of otherwise leachable metals or salts. The tuff component of waste rock is isolated either as pit backfill or within rhyolite cover in waste rock dumps. As a result, impacts to ground water from mining operations are believed to be insignificant. The potential effects upon ground water from the Company's mining operations have been demonstrated to be minimus under the Utah Ground Water Quality Protections Rules and the mining operation has been determined by the Utah Division of Water Quality (UDWQ) to be permitted by rule (MRP pg. ES-4).

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17.3 Required Permits and Status

Materion maintains the following permits. All are current as of the date of this report.

- SWPPP and SPCC for the Mine
- UPDES General Multi-Sector Permit for Stormwater Discharge permit through Utah Division of Water Quality (UDWQ)
- Discharge Permit (for Mill to discharge process solid and liquid waste to Tailings Storage Facility, including the new expansion area for tailings)
- Class IIIb Landfill Permit (for beryllium contaminated non-hazardous industrial waste to be disposed on site)
- NESHAP (for hazardous air pollutants, i.e., Beryllium)
- Title V Operating permit (for the mill), renewed in 2020
- Annual Utah Emissions Inventory Reporting under R307-150-1(3)
- DWMRC letter (solid waste management)
- Waste treatability studies under UAC R325-261-4(f)
- Reporting under 40 CFR 265 (classified as very small quantity generator, audited on 5-year basis by the state)

Ammonia is the only chemical over the EPA RMP threshold and a PSM program is currently under major renovation. Propane, sulfuric acid, ammonium sulfide, sodium hydroxide, and liquefied CO2 are under CAA general duty. Their programs will be upgraded in accordance with Ammonia improvement programs.

17.3.1 Post-Performance or Reclamations Bonds

The MRP details the extent, nature, and cost of reclamation for the mine. It is described as such:

> "The reclamation cost estimate in the 1988 MRP revision followed a tentative future mining plan, which was scheduled for completion in the year 2037. Reclamation bonding was done on a "steady-state" basis for a bonding period that peaked after fifteen years. The steady state bond amount was formulated by first determining the dates of projected liability incurrence and release and then by calculating the cumulative reclamation liability over the entire anticipated period of mining and reclamation. The cumulative reclamation liability calculation enabled the determination of the maximum reclamation liability for the reclamation bond period. This amount then became the steady state bond amount for that period of bonding. The bond amount in the reclamation contract included a contingency for supervision and the calculated escalation for the fifteen-year period (ending 2003). The reclamation contract established the "Escalation Year" to be 2005; the current contract, dated February 2012, moved it forward to 2016" (MRP pg.3).

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Table 17-1: Bonding Calculations

Bonding Calculations	Existing & Phase 1*	Phase 2**	TOTAL	
Direct Costs				
Subtotal Demolition and Removal	$91,261.00		$91,261.00	
Subtotal Backfilling and Grading	$302,000.00	$1,249,400.00	$1,551,400.00	
Subtotal Revegetation	$69,300.00	$185,638.00	$254,938.00	
Subtotal Direct Costs	**$462,561.00**	**$1,435,038.00**	**$1,897,599.00**	
Indirect Costs				
Mob/Demob	$46,256.00	$143,504.00	$189,760.00	10.0%
Contingency	$23,128.00	$71,752.00	$94,880.00	5.0%
Engineering Redesign	$11,564.00	$35,876.00	$47,440.00	2.5%
Main Office Expense	$31,454.00	$97,583.00	$129,037.00	6.8%
Project Management Fee	$11,564.00	$35,876.00	$47,440.00	2.5%
Subtotal Indirect Costs	**$123,966.00**	**$384,591.00**	**$508,557.00**	26.8%
Total Cost 2013	**$586,527.00**	**$1,819,629.00**	**$2,406,156.00**	
Number of years				5
Escalation factor				0.015
Escalation	$45,329.00	$140,628.00	$185,957.00	
Reclamation Cost Escalated	$631,856.00	$1,960,257.00	$2,592,113.00	
Bond Amount (rounded to nearest $1,000) 2018 Dollars	**$632,000.00**	**$1,960,000.00**	**$2,592,000.00**	
Posted Bond			$1,398,000.00	
Difference Between Cost Estimate and Bond			$1,194,000.00	

*Detailed Cost workbooks for **Existing and Phase 1** calculations can be found in the following pages.
Detailed Cost workbooks for **Phase 2 calculations can be found in **Appendix 7**.

Source: (MRP Appendix 6)

17.4 Social and Community

The Spor Mountain Mine and mill has been part of the Delta, Utah, community for over 50 years. They are one of the larger employers in town, forming part of Delta's civic fabric.

17.5 Mine Closure

Materion stockpiles topsoil material and has been doing so since 1989. However, the natural topography is such that not much of this topsoil exists to be collected. Materion has carried out studies to determine the best material for revegetation as much of the site material is frequently saline and thus unsuitable. Tuff was initially proposed and tested as a good material, but a study of test plots concluded that was not the case. Studies have continued to determine the best available materials and soil amendments for future use as topsoil. At present, rhyolite materials are favored for revegetation. Planned amendments are inorganic mulch, organic mulch, mono-ammonium phosphate and gypsum. Three to six inches is to be placed over dump tops, ore stockpiles and the area of the camp and related facilities. If there is an adequate amount of the material, the dump outslopes will be covered as well. The mine uses an approved seed-mixture

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of native vegetation for re-seeding. Much of the reclamation is done concurrent with mining. Phase 2 has integrated the reclamation efforts into the mining schedule.

Materion has succeeded in gaining approval from the Division of Oil, Gas, and Mining (DOGM) for a variance that excuse them from pit and dump slope regrading and backfill and topsoil replacement (MRP pg. 3).

Salvageable buildings, tanks, electrical generating equipment, communications systems and other stationary equipment, and mobile equipment will be sold for salvage or reuse. Concrete building foundations will be demolished and disposed in the onsite landfill, which is approved for disposal of demolition and construction debris. Portable buildings (e.g., office trailers) that cannot be salvaged will be demolished on site and disposed in the onsite landfill. Prior to removal from the site for salvage or re-use, the contents of all tanks will either be consumed or disposed properly. Electrical generating equipment, communications equipment (e.g., repeaters), other stationary equipment, and mobile equipment will be sold for reuse or for scrap (MRP pg. 54-55). The well is the property of SITLA and they will ultimately determine if it is to be plugged and abandoned at the end of mine life, or if they will continue its use.

Apart from the planned use of some pits as waste dumps, no other regrading is planned and the company has a variance in its permitting to allow this. Final levels of dumps are plug dumped and dozed to an undulating surface to blend with the surrounding areas more closely. Outslopes are graded to the angle of repose, making them stable enough to have qualified for a further variance from rule R647-4-111.6. The placement (when available of topsoil on these outslopes further soften their appearance to help them blend into the landscape. The landfill area is to be graded, covered with 5 feet of waste rock, 6 inches of topsoil, and revegetated.

The planned post-mining land use is wildlife habitat and livestock grazing. The Mine property may also attract recreational land users (e.g., rock hounding); however, the property will be posted and, when all mining and reclamation have been completed, may be fenced if necessary for safety purposes. Public recreation will not be a land use authorized by the Company (MRP pg.46).

17.6 Adequacy of Plans

It is Gustavson's opinion that Materion's current environmental compliance and permitting is within the state and federal laws and guidelines. The programs for maintenance and adherence to current regulatory guidelines and reporting are adequate.

17.7 Commitments to Local Procurement or Hiring

See Section 17.4.

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18 Capital and Operating Costs (Item 18)

Because of the confidential nature of contracts for Materion's ore, operational costs are also considered sensitive in nature.

Capital and operating costs for both the mine and processing facilities were developed based on factored and quantity built up estimating techniques and benchmarking similar projects. These costs and equipment requirements were determined from a variety of sources including third-party mining cost databases, the authors' professional experience, and review of production and financial actuals from similar projects in the western United States.

The capital and operating costs detailed in this report have been reviewed by the qualified persons and are reasonable for inclusion in this report. A 20% contingency is applied to capital costs. A 10% contingency is applied to operating costs.

18.1 Capital and Operating Cost Estimates

18.1.1 Basis for Capital Cost Estimates

Capital that has been expended prior to the effective date is considered sunk and is not included. A two percent factor of the estimated sunk capital for fixed facilities and mine development was applied annually to account for sustaining capital, for $677,400 per year. Items included in these groupings include utilities, communications, roads, process plant, and shop/warehouse/office facilities. No salvage value is assigned to these capital costs.

The mobile fleet has been grouped into three sub parts, waste stripping (trucks, excavators, and support equipment), ore mining (scrapers, drills, dozers, and loaders), and ore hauling (highway trucks for conveyance to the process plant), that will have similar service lives and timelines for replacement. Each piece of the current fleet was assumed to be halfway through its useful life, and then incurs full replacement costs at the end of the service life interval. Through the life of the mine, each sub-fleet is replaced several times at the appropriate interval, 12 years for the Ore/Service fleet, 40 years for the ore mining fleet, and 8 years for the Ore Hauling fleet Purchases assume using lease to own financing, with financing terms assumes a 5-year term at a 6% interest rate. All mobile equipment costs assume an additional 10% cost for transportation. Mining equipment is exempt from state and local sales taxes. No salvage value is assigned to mobile equipment. No contingency costs are applied to the mobile equipment fleet. Table 18-1 contains an itemized table of the mining mobile equipment capital costs.

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Table 18-1: Mining Mobile Equipment Capital

Equipment	Quantity	Unit Cost	Total Capital Cost
	($ Millions)		
Haul Truck - CAT 775	5	$1.07	$7.34
Excavator - CAT 390	2	$1.25	$3.44
Water Truck – CAT 775	1	$1.08	$1.48
Road Grader – CAT 14M	1	$0.47	$0.65
ANFO Loader	1	$0.26	$0.36
Fuel /Lube Truck Class 8	2	$0.14	$0.38
Light Trucks	5	$0.07	$0.28
Total of Waste & Service Fleet			$13.9
Drill Rig (15-25 cm diameter)	2	$1.33	$1.83
Dozer - D9	1	$2.82	$3.87
Scraper – CAT 657G	1	$1.97	$2.71
Loader – CAT 950G	1	$0.32	$0.44
Loader– CAT 906	1	$0.13	$0.17
Total of Ore Mining Fleet			$9.03
Truck Class 8 with Ore Trailer	3	$0.55	$2.29
Total of Ore Hauling Fleet			$2.29

The mine currently meets its environmental bonding requirement through a letter of credit with a bank on which they pay the interest, amounting to around $20,000 per year through the life-of-mine (LoM). In addition, they complete some concurrent reclamation. It is assumed that of the total estimated bonding amount given in the Mining and Reclamation Plan (MRP), $100,000 per year of concurrent reclamation will be done and the final balance of $1.0 million will be done at mine closure.

Capital costs were estimated over the entire life of the project of 123 years, the final year including reclamation. Sustaining capital for fixed facilities is estimated at $100.0 million, replacement cost for the mobile fleet at $173.3 million, reclamation and interest costs at $18.8 million, for a project total capital cost of $291.8 million.

Initial and Sustaining capital costs are detailed by area in Table 18-2. Sustaining capital includes credits for the salvage of equipment, return of environmental bonding, and working capital. Costs for each category shown include contingency.

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Table 18-2: Project Capital Costs

Category	Cost ($ Millions)
Fixed Facilities Sustaining Cap	$100.0
Mobile Fleet Replacement	$173.3
Environmental & Other	$18.8
Total	$291.8

18.1.2 Basis for Operating Cost Estimates

Operating costs for the project are estimated over the life of the project using a first principles buildup from mine schedule quantities, unit costs, equipment operating hours, labor, and estimated consumables. Fixed costs (labor) and variable costs (equipment operation and consumables) are tabulated separately, which leads to variations in the unit operating costs per year due to a varying schedule. Operating costs for major cost centers are shown in Table 18-3.

Table 18-3: Project Operating Costs

Area	LoM Cost ($ Millions)	Average Unit Cost ($/tonne processed)
Mining	$994	$114.22
Processing	$2,448	$281.31
Site G&A	$165	$19.00
Contingency (10%)	$361	$41.45
Total	$3,967	$455.98

The basis of labor costs for all project areas is the number of employees and an annual, burdened wages based on the InfoMine mine cost data base. Staffing levels are based on the equipment fleet size or scaled from similar operations.

18.1.3 Mine Operating Costs

A breakdown of the mine operating costs over the LoM is shown in Table 18-4. Load and haul costs are costs associated with the loading of blasted material and transport to the ore stockpile or waste dump. The drill and blast area tracks costs associated with drilling blast holes and explosives consumed. Mine support contains costs associated with dozing at the waste dump and active face, dust suppression, grading of roads and utility work associated with mining. Mine maintenance includes maintenance labor for the mobile equipment fleet and operation of fuel/service trucks. Mine general and administrative (G&A) costs include salaried positions supporting mine operations.

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Table 18-4: Mine Operating Costs

Area	LoM Cost ($ Millions)	Average Unit Cost ($/tonne processed)	Average Unit Cost ($/tonne mined)
Load and Haul	$534	$61.43	$1.01
Drill and Blast	$182	$20.96	$0.34
Mine Support	$107	$12.28	$0.20
Mine Maintenance	$46.9	$5.39	$0.09
Mine G&A	$123	$14.17	$0.23
Contingency (10%)	$93.8	$10.79	$0.18
Total	$1,032	$118.64	$1.95

The basis for the mine operating costs are as follows. For all cost areas, machine hours required to meet the mine schedule requirements are calculated and multiplied by an hourly unit cost. For loaders, excavators, scrapers, and haul trucks, the machine hours are calculated using an equipment productivity model and a haulage model, on an annual basis. The hourly unit costs are based on a database of equipment and includes fuel, maintenance parts, lubricants, tires, and ground engaging wear parts. Table 18-5 through Table 18-9 shows a detail of each mine operating cost area. Waste stripping operators are assumed to work in four rotating crew shifts. Operational hours to meet the ore mining schedule only requires one shift of scraper operation. Ore haulage to the plant requires two crews.

Table 18-5: Loading and Hauling OPEX

Area	LoM Cost - ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs	$177.2				
Waste Stripping Excavators	$45.8	701,789	Hours	$65.26	$/hr
Waste Stripping Trucks	$90.8	1,610,663		$56.39	
Ore Lifting Scrapers	$12.3	109,200		$112.41	
Ore Lifting Loader	$0.40	17,402		$22.98	
Ore Transport Trucks	$26.8	878,776		$31.71	
Fixed Costs	$357.3				
Waste Excavator Operators	$86.2	8	Employees	$90,540	$/yr
Waste Truck Operators	$201.5	24		$82,186	
Scraper Operators	$13.0	1		$90,540	
Ore Truck Operators	$56.5	6		$82,186	

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For drilling and blasting, machine hours required to meet the mine schedule requirements are calculated and multiplied by an hourly unit cost. The cost of ANFO explosive is based on an assumed powder factor of 0.75 lb/y3.

Table 18-6: Drilling and Blasting OPEX

Area	LoM Cost - ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs	$153.6				
Drill Rig	$3.2	344,224	Hours	$90.59	$/hr
Drill Consumables	$21.2	84,700,871	Feet	$0.25	$/ft
ANFO	$64.7	196,066,832	Pounds	$0.33	$/lb
Explosive Consumables	$25.4	508,797,167	Tons	$0.05	$/t
Shot Truck	$1.1	35,241	Hours	$31.12	$/hr
Fixed Costs	$28.8				
Lead Blaster & Driller	$20.2	1	Employees	$169,650	$/yr
Drill & Blasting Laborer	$8.6	1		$72,173	

For mine support, a dozer, water truck, and grader, are assumed to each run part time to maintain benches and roads. This support fleet shares an operator each shift.

Table 18-7: Mine Support OPEX

Area	LoM Cost - ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs	$62.3				
Dozer	$46.9	350,895	Hours	$133.54	$/hr
Water Truck	$10.3	184,500		$55.76	
Grader	$5.1	184,500		$27.79	
Fixed Costs	$44.5				
Operators	$44.5	4	Employees	$90,540	$/yr

Mine maintenance for the equipment is assumed to be internal to the company. They support both the ore and waste mining fleets.

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Table 18-8: Mine Maintenance OPEX

Area	LoM Cost - ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs	$5.9				
Fuel Truck	$2.9	123,000	Hours	$23.83	$/hr
Service Truck	$2.9	123,000		$23.83	
Fixed Costs	$41.0				
Mechanics	$23.3	2	Employees	$94,552	$/yr
Laborers	$17.8	2		$72,173	

Mine G&A is assumed to cover the salary cost of the Mine's management and technical support services.

Table 18-9: Mine G&A OPEX

Area	LoM Cost - ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs	-				
Fixed Cost	$123.3				
Mine Manager	$23.4	1	Employees	$189,950	$/yr
Mine Foreman	$41.7	2		$169,650	
Engineer	$20.9	1		$169,650	
Geologist	$17.0	1		$138,475	
Survey / Technician	$20.3	2		$82,650	

18.1.4 Process Operating Cost

Table 18-10 contains a breakdown of the LoM operating costs for the process area.

Table 18-10: Process Operating Costs

Area	LoM Cost ($ Millions)	Average Unit Cost ($/tonne processed)
Process Plant	$2,406	$276.48
Laboratory	$42.0	$4.83
Contingency (10%)	$244.8	$28.13
Total	$2,692	$309.44

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The basis for the process operating costs is detailed in Table 18-11 through Table 18-12 and is similar in method to the mine operating costs. The process plant operational cost is based on an adjusted number for capacity of a Uranium-Vanadium SolvEx processing plant listed in the InfoMine database. The plant processes and contributing costs are comparable to the extraction processes of the Spor Mountain Plant. An additional wheel loader for feeding the mill is also included in the OPEX for the plant. Plant staffing numbers are based on Materion's current organization. Assumed salaries are based on the Uranium-Vanadium SolvEx plant InfoMine numbers.

Table 18-11: Process Plant OPEX

Area	LoM Cost ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs	$1,789				
Wheel Loader	$2.8	123,000	Hours	$22.98	$/hr
Process Plant	$1,786	8,700,751	Tons Processed	$205.32	$/t
Fixed Costs	$616				
Plant Production Mgr	$28.5	1	Employees	$231,565	$/yr
Plant Engineer	$21.8	1		$177,625	
Controller	$19.0	1		$154,643	
Foremen	$76.3	4		$155,005	
Operators	$223	20		$90,691	
Laborers	$36.2	4		$73,590	
Maint Planner/Foreman	$39.2	2		$159,210	
Mechanic	$75.0	6		$101,669	
Mechanic Helper	$59.4	6		$80,527	
Electrician	$12.7	1		$103,147	
Instrument Technician	$14.9	1		$121,075	
Secretary/Clerk	$10.2	1		$82,650	

Laboratory staffing numbers and salaries are based on the Uranium-Vanadium SolvEx plant CostMine numbers.

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Table 18-12: Laboratory OPEX

Area	LoM Cost ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs					
Supply - Total Cost	$1.2	8,700,751	Tons Processed	$0.08	$/t
Fixed Costs	$40.8				
Chief Chemist	$13.6	1	Employees	$110,490	$/yr
Technician	$27.2	2		$110,490	

18.1.5 Site G&A Costs

Site G&A costs include salaried employees that perform general and administrative tasks that involve both the mine and process areas such as a general manager, accountant, safety and environmental engineers, clerks and technicians, as well as annual costs such as computers, supplies, insurance & security. Table 18-13 details the buildup of the site G&A costs.

Table 18-13: Site G&A OPEX

Area	LoM Cost ($ Millions)	LoM Quantity	Units	Unit Costs	Units
Variable Costs	$7.6				
General	$4.4	8,700,751	Tons Processed	$0.50	$/t
Light Trucks	$3.3	59,000	hours	$17.69	$/hr
Fixed Costs	$157.7				
General Manager	$32.1	1	Employees	$261,000	$/yr
Accountant	$18.2	1		$147,900	
Safety / Environmental Engineer	$54.8	3		$148,509	
Warehouse/Purchasing	$32.3	2		$131,261	
Payroll/Clerk	$20.3	2		$82,650	

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18.2 Risk Review

Stripping will become a more extensive piece of the cost as deeper portions of deposits are mined. The mine is currently reviewing the opportunity to integrate full time primary stripping operations into its mine planning to ensure that stripping is accomplished in a timely fashion in the later phases of mining and that the costs incurred for this are not realized in large lumps that are years prior to liberating the ore.

Costs shown in this section are based on the CostMine database. However, review of Materion's cost show these cost assumptions to reasonably mirror their operating circumstances. Materion has been producing at Spor Mountain for decades and has good relationships with its workforce, vendors, and contractors. It is reasonable to assume that they can continue operations without significant risk of cost volatility.

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19 Economic Analysis (Item 22)

The economic analysis in this section relies on the mining schedule, capital and operating cost, and recovery parameters discussed in the previous sections of this report. This analysis is not a portrayal of the mine's internal economic analysis, but of Gustavson's confirmation that the internal numbers reviewed were viable and defensible. All figures are in constant 2021 US dollars.

19.1 Principal Assumptions

19.1.1 Model Parameters

The economic model is prepared on an after-tax basis. Model parameters are summarized in Table 19-1.

Table 19-1: Economic Model Parameters

Parameter	Value
Project Funding	100% Equity
Working Capital	25% of operating costs
Discount Rate	5%
Contingency Operating Costs	10%
Contingency Capital Costs	20% (except mobile equipment)

The model spans a projected 123-year mine life. One of the primary inputs to the model is the mine schedule presented in Appendix B, which provides the tonnage and contained metal of the mineralized material mined.

19.1.2 Taxes, Royalties, Depreciation, and Depletion

The study assumes a royalty of 5% on the net smelter return.

A Federal tax rate of 21% is assessed to net income, and a Utah severance tax ranging of 2.6% of the direct mining costs, consistent with current Utah Tax law. In Utah, machinery, equipment, parts, fuel and electricity for industrial use are exempt from the Utah Sales and Use tax and is not included in capital and operating cost estimations.

Depreciation for mobile equipment is based on the 7 year Modified Accelerated Cost Recovery System (MACRS) as allowed by the Internal Revenue Service. All other capital costs such as mine development capital and the process plant capital are depreciated based on a units of production depletion model.

Depletion for federal tax purposes is calculated by the percentage depletion method. For this property the depletion percentage is 22% of the gross revenue less royalties, not to exceed 50% of the taxable income.

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19.2 Cashflow Forecasts and Annual Production Forecasts

19.2.1 Production Schedule

An annual projected schedule created by Gustavson is shown in Appendix A This schedule assumes the continuation of the current level of realized beryllium hydroxide production through the LoM in-pit reserves. Pit phases (LMUs) are mined consecutively, prioritizing deposits with the lowest stripping ratios first. It is assumed the primary waste stripping is spread evenly over the LoM to keep a consistently sized fleet and work force. Secondary waste stripping is matched to be proportional to the amount of ore mined to reach production goals for a given year and area.

19.2.2 Discounted Cashflow Model

Materion sets its price to its external customers in confidential contracts based on production cost.

For the most recent three-year period through projected 2021, the price of beryllium has ranged from $180 to $227 per lb. When adjusted for conversion costs, a statistical regression analysis was performed with a regression coefficient of 0.80 implying a high confidence in the regression model. WSP has reviewed this with the company and determined it was most appropriate to use $190 per lb. for 2022. The estimated price can then be projected into the future, as the price and cost elements will rise in direct relation to each other.

The complete DCF model is included as Appendix B.

19.3 Sensitivity Analysis

Sensitivity analysis was performed on the parameters, capital cost, operating cost, and metal price on a before-tax basis. Figure 19-1 shows the sensitivity of NPV at a 10% discount rate. The figures below indicate that the project is most sensitive to changes in metal prices.


$400,000,000


$350,000,000
$300,000,000
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
0.75
0.80
0.85
0.90
0.95
1.00
1.05
1.10
1.15
1.20
1.25
Metal Price
Capital Costs
Operating Costs

Figure 19-1: Sensitivity on NPV at 10% Discount

Gustavson Associates, LLC
Materion_SporMtn_20220215-Final.docx
February 3, 2022

Materion Natural Resources
Spor Mountain Mine
20-1
S-K 1300 Preliminary Economic Assessment

20 Adjacent Properties (Item 20)

20.1 Public Disclosure by Owner/Operator

No adjacent mineralized properties are known. The mine holds an ample acreage in fee property with attached mineral rights, containing sufficient material to continue production at current rates for 123 years.

Gustavson Associates, LLC
Materion_SporMtn_20220215-Final.docx
February 3, 2022

Materion Natural Resources 21-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 21 Other Relevant Data and Information (Item 21) As the project has been in production for about 50 years, WSP considers that there is no further material information concerning the project. Materion Natural Resources 22-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 22 Interpretation and Conclusions (Item 22) 22.1 Results Materion’s Spor Mountain Mine and Mill have been in steady operations for over 50 years. The company has done a thorough job of drilling and characterizing the deposit and its limits. Materion has both currently sufficient facilities and equipment and future planning to continue its production. The reserves as Materion has defined them appear to be viable to mine at a profitable margin for decades in the future. 22.2 Significant Risks and Uncertainties 22.2.1 Exploration The deposits are well drilled, both in extent and density. Were cost margins to become significantly more favorable to mining it might be worth drilling and defining more deeply laying mineralized margins of the deposit. 22.2.2 Mineral Resource and Reserve Estimates Materion has produced repeatable and defensible estimates of their reserve and resource. Given their long history of production reconciliation, their current estimates are appropriate. 22.2.3 Metallurgy and Processing The Spor Mountain plant has been in operation for over 50 years. Over those years the ore blending, reagents, temperatures and other process variables have been tuned for optimal recovery. While there is potential for increased yield in the plant’s future, Materion’s historical knowledge of both its raw ore materials and its processing results is extensive enough that there are not significant risks. 22.2.4 Projected Economic Outcomes Spor Mountain is the world’s largest producer of Beryllium. The bertrandite ore reserves are extensive and are rare in the world, bearing a unique value. Were additional sources of the metal to be found and developed elsewhere, it is unlikely they would endanger this operation. Materion’s previous investments, integrated supply chain, client relationships, and historic success make it likely that their deposit is likely more competitive than its current or potential competitors. Materion Natural Resources 23-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 23 Recommendations (Item 23) Based on Gustavson’s review we make the following recommendations for Materion’s operations: • Adding a position for a geologist for mapping, modeling, and ore control. Depending on needs this could be a full time, part time, or contract position that improves technical decision making and brings economic and safety benefits to yield and highwall stability in future pits. • Complete the preliminary study on the potential economic impact of changing their stripping operations to a continuous, steady-state, basis in the future. Deeper pit phases will have higher waste stripping ratios that will require larger waste movement efforts. A scoping study to access the broad economic necessity and needed inputs would be a logical first. If this high level study shows economic benefits, it would permit a detailed scope definition for a feasibility level tradeoff study comparing campaigned waste mining versus a steady state waste fleet. The preliminary study results would form a sound decision point for future work with a potential cost benefit to Materion. Table 23-1: Recommended Work Programs Budget Item Anticipated Cost Geologist $50,000-$80,000 Preliminary Analysis of Ore Stripping Fleet Trade Off $16,100 2022-23 Project Budget $66,100 Materion Natural Resources 24-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 24 References (Item 24) Materion’s Mining and Reclamation Plan (M/012/0003 – dated 12/31/13) Materion’s Undiluted Ore Reserve Estimation ~ December 31, 2019 (Dated 1/14/20) Drillhole Spacing Study in Minex Report (Dated 4/11/15) Topaz Mining Property, Descriptions of Individual Ore Deposits (Dated 11/13/13) 2020 USGS Commodities Report Rainbow Pit Strength and Fracture Summaries (Dated 12/14/98) Tertiary Volcanic Rocks and Uranium in the Thomas Range and Northern Drum Mountains, Juab County, Utah (USGS 1982) Staatz, M., “Geology of the Beryllium Deposits in the Thomas Range Juab County, Utah”, Geological Survey Bulletin 1142-M, 1963 Lindsey,D., “ Beryllium Deposits at Spor Mountain, Utah”, Utah Geological Survey, 2001.

Materion Natural Resources 25-1 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 25 Reliance on Information Provided by Registrant (Item 25) The information, conclusions, and recommendations contained in this report are based largely upon review and analysis of digital and hard copy data and information supplied to Gustavson by Materion. Information was also obtained during discussions with Materion personnel familiar with the property. Several Materion personnel, listed below, contributed substantially to this report. Each has well over 15 years of experience in their area of expertise. Brent Tolbert, Regional Operations Controller / Site Strategic Planner – Utah Operations Robert Dalton, Mine Manager Other technical experts have been retained by Materion to analyze metallurgical, processing, geotechnical, and environmental aspects of the Project. Materion Natural Resources 26-2 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx 26 Glossary 26.1 Mineral Resources The Mineral Resources and Mineral Reserves have been classified according to “229.1300 (Item 1300) Definitions” (December 26, 2018). Accordingly, the Resources have been classified as Measured, Indicated or Inferred, the Reserves have been classified as Proven, and Probable based on the Measured and Indicated Resources as defined below. A Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project and may not be converted to a Mineral Reserve. An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a Qualified Person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a Qualified Person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource, or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve, or to a Probable Mineral Reserve. 26.2 Mineral Reserves A Mineral Reserve is an estimate of tonnage and grade, or quality, of Indicated and Measured Mineral Resources, that in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured, or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. A Probable Mineral Reserve is the economically mineable part of an Indicated, and in some cases, a Measured Mineral Resource. Materion Natural Resources 26-3 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. 26.3 Glossary The following general mining terms, as shown in Table 26-1, are used in this TRS. Table 26-1: Glossary Term Definition Assay: The chemical analysis of mineral samples to determine the metal content. Capital Expenditure: All other expenditures not classified as operating costs. Composite: Combining more than one sample result to give an average result over a larger distance. Concentrate: A metal-rich product resulting from a mineral enrichment process such as gravity concentration or flotation, in which most of the desired mineral has been separated from the waste material in the ore. Crushing: Initial process of reducing ore particle size to render it more amenable for further processing. Cut-off Grade (CoG): The grade of mineralized rock, which determines as to whether or not it is economic to recover its gold content by further concentration. Dilution: Waste, which is unavoidably mined with ore. Dip: Angle of inclination of a geological feature/rock from the horizontal. Fault: The surface of a fracture along which movement has occurred. Footwall: The underlying side of an orebody or stope. Gangue: Non-valuable components of the ore. Grade: The measure of concentration of gold within mineralized rock. Hangingwall: The overlying side of an orebody or slope. Haulage: A horizontal underground excavation which is used to transport mined ore. Hydrocyclone: A process whereby material is graded according to size by exploiting centrifugal forces of particulate materials. Igneous: Primary crystalline rock formed by the solidification of magma. Kriging: An interpolation method of assigning values from samples to blocks that minimizes the estimation error. Level: Horizontal tunnel the primary purpose is the transportation of personnel and materials. Lithological: Geological description pertaining to different rock types. LoM Plans: Life-of-Mine plans. LRP: Long Range Plan. Material Properties: Mine properties. Milling: A general term used to describe the process in which the ore is crushed and ground and subjected to physical or chemical treatment to extract the valuable metals to a concentrate or finished product. Mineral/Mining Lease: A lease area for which mineral rights are held. Mining Assets: The Material Properties and Significant Exploration Properties. Ongoing Capital: Capital estimates of a routine nature, which is necessary for sustaining operations. Ore Reserve: See Mineral Reserve. Pillar: Rock left behind to help support the excavations in an underground mine. RoM: Run-of-Mine. Sedimentary: Pertaining to rocks formed by the accumulation of sediments, formed by the erosion of other rocks. Materion Natural Resources 26-4 Spor Mountain Mine S-K 1300 Preliminary Economic Assessment Gustavson Associates, LLC February 3, 2022 Materion_SporMtn_20220215-Final.docx Term Definition Shaft: An opening cut downwards from the surface for transporting personnel, equipment, supplies, ore and waste. Sill: A thin, tabular, horizontal to sub-horizontal body of igneous rock formed by the injection of magma into planar zones of weakness. Smelting: A high temperature pyrometallurgical operation conducted in a furnace, in which the valuable metal is collected to a molten matte or doré phase and separated from the gangue components that accumulate in a less dense molten slag phase. Stope: Underground void created by mining. Stratigraphy: The study of stratified rocks in terms of time and space. Strike: Direction of line formed by the intersection of strata surfaces with the horizontal plane, always perpendicular to the dip direction. Sulfide: A sulfur bearing mineral. Tailings: Finely ground waste rock from which valuable minerals or metals have been extracted. Thickening: The process of concentrating solid particles in suspension. Total Expenditure: All expenditures including those of an operating and capital nature. Variogram: A statistical representation of the characteristics (usually grade). 26.4 Definition of Terms The following abbreviations, as shown in Table 26-2, may be used in this TRS. Table 26-2: Abbreviations Abbreviation Unit or Term A ampere AA atomic absorption A/m2 amperes per square meter ANFO ammonium nitrate fuel oil Ag silver Au gold AuEq gold equivalent grade °C degrees Centigrade CCD counter-current decantation CIL carbon-in-leach CoG cut-off grade cm centimeter cm2 square centimeter cm3 cubic centimeter cfm cubic feet per minute ConfC confidence code CRec core recovery CSS closed-side setting CTW calculated true width ° degree (degrees) dia. diameter EIS Environmental Impact Statement EMP Environmental Management Plan FA fire assay ft foot (feet) ft2 square foot (feet) ft3 fasl cubic foot (feet) feet above sea level g gram

Materion Natural Resources
Spor Mountain Mine
26-5
S-K 1300 Preliminary Economic Assessment

Abbreviation	Unit or Term
gal	gallon
g/L	gram per liter
g-mol	gram-mole
gpm	gallons per minute
g/t	grams per tonne
ha	hectares
HDPE	Height Density Polyethylene
hp	horsepower
HTW	horizontal true width
ICP	induced couple plasma
ID2	inverse-distance squared
ID3	inverse-distance cubed
IFC	International Finance Corporation
ILS	Intermediate Leach Solution
kA	kiloamperes
kg	kilograms
km	kilometer
km^2	square kilometer
koz	thousand troy ounce
kt	thousand tonnes
kt/d	thousand tonnes per day
kt/y	thousand tonnes per year
kV	kilovolt
kW	kilowatt
kWh	kilowatt-hour
kWh/t	kilowatt-hour per metric tonne
L	liter
L/sec	liters per second
L/sec/m	liters per second per meter
lb	pound
LHD	Long-Haul Dump truck
LLDDP	Linear Low Density Polyethylene Plastic
LOI	Loss On Ignition
LoM	Life-of-Mine
m	meter
m^2	square meter
m^3	cubic meter
masl	meters above sea level
MARN	Ministry of the Environment and Natural Resources
MDA	Mine Development Associates
mg/L	milligrams/liter
mm	millimeter
mm^2	square millimeter
mm^3	cubic millimeter
MME	Mine & Mill Engineering
Moz	million troy ounces
Mt	million tonnes
MTW	measured true width
MW	million watts
m.y.	million years
NGO	non-governmental organization
NI 43-101	Canadian National Instrument 43-101
OSC	Ontario Securities Commission
oz	troy ounce
%	percent

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Materion Natural Resources 26-6
Spor Mountain Mine S-K 1300 Preliminary Economic Assessment

Abbreviation	Unit or Term
PLC	Programmable Logic Controller
PLS	Pregnant Leach Solution
PMF	probable maximum flood
ppb	parts per billion
ppm	parts per million
QA/QC	Quality Assurance/Quality Control
RC	rotary circulation drilling
RoM	Run-of-Mine
RQD	Rock Quality Description
SEC	U.S. Securities & Exchange Commission
sec	second
SG	specific gravity
SPT	standard penetration testing
st	short ton (2,000 pounds)
t	tonne (metric ton) (2,204.6 pounds)
t/h	tonnes per hour
t/d	tonnes per day
t/y	tonnes per year
TSF	tailings storage facility
TSP	total suspended particulates
µm	micron or microns
V	volts
VFD	variable frequency drive
W	watt
XRD	x-ray diffraction
y	year

Gustavson Associates, LLC February 3, 2022
Materion_SporMtn_20220215-Final.docx

Appendix A

Mine Production Schedule

Year	Total Ore Tons	Total Primary Waste Tons	Total Secondary Waste Tons	Total Tons Tons	Total Be lbs	Sold BeO lbs
2022	78,828	5,203,207	52,750	5,334,785	350,000	311,150
2023	78,828	4,300,000	52,750	4,431,578	350,000	311,150
2024	78,828	4,300,000	52,750	4,431,578	350,000	311,150
2025	77,161	4,300,000	53,716	4,430,877	350,000	311,150
2026	73,597	4,300,000	55,781	4,429,378	350,000	311,150
2027	73,597	4,300,000	55,781	4,429,378	350,000	311,150
2028	73,597	4,300,000	55,781	4,429,378	350,000	311,150
2029	73,597	4,300,000	55,781	4,429,378	350,000	311,150
2030	73,597	4,300,000	55,781	4,429,378	350,000	311,150
2031	68,666	4,300,000	59,078	4,427,745	350,000	311,150
2032-2041	777,682	43,000,000	733,908	44,511,590	3,500,000	3,111,500
2042-2051	761,512	43,000,000	479,717	44,241,229	3,500,000	3,111,500
2052-2061	614,950	43,000,000	407,304	44,022,254	3,500,000	3,111,500
2062-2071	820,711	43,000,000	749,027	44,569,739	3,500,000	3,111,500
2072-2081	577,196	43,000,000	558,192	44,135,387	3,500,000	3,111,501
2082-2091	819,679	43,000,000	1,420,835	45,240,514	3,500,000	3,111,500
2092-2101	650,298	43,000,000	311,363	43,961,661	3,500,000	3,111,500
2102-2111	726,228	43,000,000	593,283	44,319,511	3,500,000	3,111,500
2012-2121	621,790	43,000,000	463,494	44,085,284	3,500,000	3,111,500
2122-2131	669,866	43,000,000	1,670,073	45,339,938	3,500,000	3,111,500
2132-2141	701,556	34,893,960	3,133,100	38,728,616	3,500,000	3,111,500
2142-2144	208,988	-	182,370	391,357	911,609	810,420
TOTAL	8,700,751	508,797,167	11,252,613	528,750,531	42,911,609	38,148,420

Appendix B

Discounted Cashflow Model

	Units	TOTAL	2022-2031	2032-2041	2042-2051	2052-2061	2062-2071	2072-2081	2082-2091	2092-2101	2102-2111	2012-2121	2122-2131	2132-2141	2142-2144
			1-10	11-20	21-30	31-40	41-50	51-60	61-70	71-80	81-90	91-100	101-110	111-120	121-123
Mine Production															
Total Ore	Tons	8,700,751	750,295	777,682	761,512	614,950	820,711	600,412	817,448	648,333	729,573	618,215	669,489	703,344	188,785
Primary Waste	Tons	508,797,167	43,903,207	43,000,000	43,000,000	42,999,999	43,000,000	43,000,000	43,000,000	43,000,000	43,000,000	43,000,000	43,000,000	34,893,960	-
Secondary Waste	Tons	11,252,613	549,948	733,908	479,717	407,304	749,027	622,311	1,371,263	311,435	598,535	460,919	1,761,695	3,041,812	164,740
Total Waste	Tons	520,049,780	44,453,155	43,733,908	43,479,717	43,407,304	43,749,027	43,622,311	44,371,263	43,311,435	43,598,535	43,460,919	44,761,695	37,935,771	164,740
Total	Tons	528,750,531	45,203,450	44,511,590	44,241,229	44,022,254	44,569,739	44,222,723	45,188,711	43,959,769	44,328,108	44,079,134	45,431,183	38,639,115	353,526
Total Mined Recoverable Beryllium	lbs	42,911,609	3,500,000	3,500,000	3,500,000	3,500,000	3,499,999	3,500,001	3,500,000	3,500,000	3,500,000	3,500,000	3,500,000	3,500,000	911,609
Sold Metal (Be)	lbs	38,148,420	3,111,500	3,111,500	3,111,500	3,111,500	3,111,500	3,111,501	3,111,500	3,111,500	3,111,500	3,111,500	3,111,500	3,111,500	810,420
Total Project Income			561,625,750	561,625,784	561,625,686	561,625,788	561,625,669	561,625,843	561,625,812	561,625,731	561,625,689	561,625,710	561,625,752	561,625,773	146,280,818
Market Price Be	lb	-	190	190	190	190	190	190	190	190	190	190	190	190	190
Produced Be Value		7,248,199,794	591,185,000	591,185,036	591,184,933	591,185,039	591,184,914	591,185,098	591,185,065	591,184,980	591,184,936	591,184,958	591,185,002	591,185,024	153,979,808
Royalty	5%	362,409,990	29,559,250	29,559,252	29,559,247	29,559,252	29,559,246	29,559,255	29,559,253	29,559,249	29,559,247	29,559,248	29,559,250	29,559,251	7,698,990
Net Be Income		6,885,789,805	561,625,750	561,625,784	561,625,686	561,625,788	561,625,669	561,625,843	561,625,812	561,625,731	561,625,689	561,625,710	561,625,752	561,625,773	146,280,818
Total Net Income	$	6,627,183,836	561,625,750	561,625,784	561,625,686	561,625,788	561,625,669	561,625,843	561,625,812	561,625,731	561,625,689	561,625,710	561,625,752	561,625,773	146,280,818
Total Project Operating Costs	$		329,426,232	334,466,444	333,010,767	295,187,049	350,997,353	310,722,966	351,705,517	308,782,782	328,956,748	305,366,745	322,193,630	322,690,821	73,874,272
Contingency	10%	360,671,030	29,947,839	30,406,040	30,273,706	26,835,186	31,908,850	28,247,542	31,973,229	28,071,162	29,905,159	27,760,613	29,290,330	29,335,529	6,715,843
Mining Cost - Total	$	-	78,208,511	77,149,815	79,156,921	74,957,860	83,315,482	92,075,802	84,631,395	80,441,979	82,049,638	83,539,652	88,276,433	81,755,546	8,254,549
Load Haul - Total Cost	$	534,457,500	39,784,308	39,081,380	41,088,486	36,889,425	45,247,047	54,007,367	46,562,960	42,373,544	43,981,203	45,471,217	50,207,998	47,121,851	2,640,714
Drill / Blasting - Total Cost	$	182,330,379	15,668,085	15,395,500	15,395,500	15,395,499	15,395,500	15,395,499	15,395,500	15,395,500	15,395,500	15,395,499	15,395,500	12,707,298	-
Mine Support - Total Cost	$	106,819,277	8,918,197	8,835,015	8,835,015	8,835,014	8,835,015	8,835,014	8,835,015	8,835,015	8,835,015	8,835,015	8,835,015	8,088,476	1,462,459
Mine Maintenance - Total Cost	$	46,877,400	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	3,811,171	1,143,351
Mine G & A - Total Cost	$	123,329,025	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	10,026,750	3,008,025
Process Cost - Total Cost	$	-	207,806,890	213,433,903	210,111,539	179,998,682	222,274,820	177,011,571	221,604,325	186,857,630	203,549,320	180,669,527	191,204,278	198,160,229	54,883,134
Process Plant - Total Cost	$	2,405,576,933	204,387,148	210,010,328	206,690,227	176,597,889	218,845,220	173,612,813	218,175,182	183,452,163	200,132,480	177,268,277	187,795,850	194,747,061	53,862,294
Laboratory - Total Cost	$	41,988,915	3,419,741	3,423,575	3,421,312	3,400,793	3,429,600	3,398,758	3,429,143	3,405,467	3,416,840	3,401,250	3,408,428	3,413,168	1,020,840
Site G&A - Total		165,330,869	13,462,992	13,476,686	13,468,601	13,395,320	13,498,201	13,388,051	13,496,569	13,412,012	13,452,632	13,396,953	13,422,589	13,439,517	4,020,746
EBDITA		2,918,408,478	232,199,518	227,159,340	228,614,919	266,438,739	210,628,315	250,902,877	209,920,294	252,842,950	232,668,941	256,258,965	239,432,122	238,934,952	72,406,546
Total Project Capital Costs		291,846,289	20,966,750	18,721,299	27,350,194	24,362,659	23,967,430	23,572,201	29,755,645	19,551,758	19,156,529	23,572,201	32,556,325	24,362,659	3,950,640
Mining - Subtotal			-	-	-	-	-	-	-	-	-	-	-	-	-
Mining - Capitalized Leasing		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other - Expenditures			9,368,800	9,528,800	9,568,800	9,568,800	9,568,800	9,568,800	9,568,800	9,568,800	9,568,800	9,568,800	9,568,800	9,568,800	3,950,640
Contingency	20%	-	1,394,800	1,554,800	1,594,800	1,594,800	1,594,800	1,594,800	1,594,800	1,594,800	1,594,800	1,594,800	1,594,800	1,594,800	658,440
Env Bond- Interest on Letter of Credit		2,460,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	60,000
Sustaining Capital	2%	83,320,200	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	6,774,000	2,032,200
Mine Closure and Reclamation		13,200,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	1,200,000
Before Tax Revenue and Cashflow															
EBITDA		$ 2,918,408,478	$ 232,199,518	$ 227,159,340	$ 228,614,919	$ 266,438,739	$ 210,628,315	$ 250,902,877	$ 209,920,294	$ 252,842,950	$ 232,668,941	$ 256,258,965	$ 239,432,122	$ 238,934,952	$ 72,406,546
Revenue-Capital		$ 2,626,562,188	$ 211,232,768	$ 208,438,041	$ 201,264,725	$ 242,076,079	$ 186,660,885	$ 227,330,676	$ 180,164,650	$ 233,291,192	$ 213,512,412	$ 232,686,765	$ 206,875,797	$ 214,572,292	$ 68,455,906
Cumulative cashflow		$ 2,626,562,188	$ 1,170,305,508	$ 3,332,900,520	$ 5,134,378,019	$ 7,563,884,570	$ 9,653,283,187	$ 11,828,965,630	$ 13,742,689,497	$ 15,840,570,690	$ 18,088,411,848	$ 20,269,380,738	$ 22,477,787,666	$ 24,618,210,151	$ 7,827,875,929
Pre-tax NPV @ 10% per annum		$ -	$ 211,074,845	0	0	0	0	0	0	0	0	0	0	0	0
Pre-tax NPV @ 15% per annum		$ -	$ 141,278,718	0	0	0	0	0	0	0	0	0	0	0	0
After Tax Cash Flow															
0	$ -	$ -	$ 187,006,324	$ 184,719,881	$ 177,477,552	$ 213,965,853	$ 164,979,985	$ 200,198,446	$ 159,356,129	$ 206,548,590	$ 188,915,117	$ 205,618,582	$ 183,088,548	$ 189,574,749	$ 60,462,798
0	$ -	$ -	$ 1,036,046,216	$ 2,951,953,080	$ 4,543,463,836	$ 6,689,476,129	$ 8,535,992,398	$ 10,453,624,968	$ 12,143,996,772	$ 13,999,887,593	$ 15,989,765,469	$ 17,918,199,436	$ 19,870,922,668	$ 21,764,117,855	$ 6,920,088,783
Post Tax NPV @ 10% per annum			$ 186,822,256